STOCK AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

TRINITY UNIVERSAL INSURANCE COMPANY

AND

AMTRUST FINANCIAL SERVICES, INC.

STOCK AND ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

STOCK AND ASSET PURCHASE AGREEMENT

STOCK AND ASSET PURCHASE AGREEMENT (this "**Agreement**") dated December 6, 2007, by and between Trinity Universal Insurance Company, a Texas stock property/casualty insurance company ("**Seller**" or "**TUIC**") and AmTrust Financial Services, Inc., a Delaware corporation ("**Buyer**").

RECITALS

First. WHEREAS, Seller is a subsidiary of Unitrin, Inc., an Illinois-based, publicly-held insurance holding company (together with its **Affiliates** referred to herein as "**Unitrin**"), and owns all of the issued and outstanding capital stock of the following Unitrin Affiliates (collectively, the "**Shares**"): Milwaukee Casualty Insurance Co., a Wisconsin insurance company ("**MCIC**"); Security National Insurance Company, a Texas insurance company ("**SNIC**"); Trinity Universal Insurance Company of Kansas, Inc., a Kansas insurance company ("**Trinity Kansas**"); and Trinity Lloyd's Corporation, a Texas corporation ("**TLC**"); and

Second. WHEREAS, Seller also controls Trinity Lloyd's Insurance Company, a Texas Lloyd's plan insurer ("**TLIC**"); and

Third. WHEREAS, the Shares of MCIC, SNIC, Trinity Kansas, and TLC, and the control of TLIC are being sold or transferred subject to the terms and conditions of this Agreement; and

Fourth. WHEREAS, Seller also owns all of the issued and outstanding capital stock of the following other Unitrin Affiliates, which stock is not being sold in connection with this Agreement: Valley Property & Casualty Insurance Company, an Oregon insurance company ("**Valley Property**"), and Valley Insurance Company, a California insurance company ("**Valley**"); and

Fifth. WHEREAS, Seller was affiliated with Milwaukee Insurance Company, a Wisconsin insurance company ("**MIC**"), through a reinsurance and service arrangement, however, said affiliation ceased upon the closing of a merger between MIC's parent company, Mutual Insurers Holding Company, and First Nonprofit Mutual Holding Company, and following the merger Seller continues to be a quota share reinsurer and service provider for the run-off of substantially all of the business written by MIC; and

Sixth. WHEREAS, Seller, Valley Property, Valley and MIC are referred to collectively herein as the "**Non-Purchased Companies**"; and

Seventh. WHEREAS, Unitrin's commercial lines business is contained within two designated segments of the Unitrin organization, which are (i) the Unitrin Business Insurance segment, which includes commercial property, commercial auto (excluding non-standard commercial auto), commercial general liability, commercial package, commercial umbrella, workers' compensation, inland marine and farm/ranchowner insurance business written by the various Unitrin Affiliates (collectively, the "**Unitrin Business Insurance**

Segment"), and (ii) the Unitrin Specialty segment, which includes only nonstandard personal auto and nonstandard commercial auto insurance business written by the various Unitrin Affiliates (collectively, the "**Unitrin Specialty Segment**"); and

Eighth. WHEREAS, each of the **Purchased Companies** and the Non-Purchased Companies conduct a commercial lines insurance business involving policies that fall within the Unitrin Business Insurance Segment and which are issued in the states or other jurisdictions where the Purchased Companies and the Non-Purchased Companies are respectively authorized to conduct such business through independent agents appointed by the Purchased Companies and Non-Purchased Companies listed in **Exhibit A** attached hereto (collectively, the "**UBI Agents**"), including the Purchased Companies' and Non-Purchased Companies' respective commercial property, commercial auto, commercial general liability, commercial package, commercial umbrella, workers' compensation, inland marine and farm/ranchowner insurance business and policies (but excluding any of the business that MIC assumed or assumes from First Nonprofit Insurance Company ("**FNP**") under that certain 80% Quota Share Reinsurance Agreement between MIC and FNP, as amended through the date hereof, any business or policies that fall within the Unitrin Specialty Segment, and any bond business except crime and related coverage issued as part of a package policy and reported on the bond line in statutory financial statements) (collectively, the "**UBI Business**" or "**UBI Policies**," as the context dictates); and

Ninth. WHEREAS, Unitrin desires to sell or transfer to Buyer, and Buyer desires to purchase and assume, the UBI Business conducted and written by Unitrin Affiliates (the "**UBI Transfer Plan**"); and

Tenth. WHEREAS, the Seller, the other Non-Purchased Companies and/or other Unitrin Affiliates (other than the Purchased Companies), as the case may be, individually and/or jointly own legal rights, title and interests in and to assets used for conducting the UBI Business which are identified and/or described in Schedules 2.3.(a)(i), 2.3.(b), 2.3.(c) and 2.3.(d)(i) attached to this Agreement (collectively, the "**UBI Assets**"), and include certain personal property, personal property leases, and other contracts, agreements or assets identified therein; and

Eleventh. WHEREAS, Seller and Valley employ certain individuals who perform services in connection with conducting the UBI Business, and who are identified in Schedule 6.6.(a) attached to this Agreement (collectively, the "**UBI Employees**"); and

Twelfth. WHEREAS, in connection with the UBI Transfer Plan, Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Buyer, in accordance with, and subject to, the terms and conditions set forth in this Agreement; and

Thirteenth. WHEREAS, in connection with the UBI Transfer Plan, Buyer desires to acquire control of TLIC from Seller, and Seller desires to transfer control of TLIC to Buyer, in accordance with, and subject to, the terms and conditions set forth in this Agreement; and

Fourteenth. WHEREAS, in connection with the UBI Transfer Plan, Buyer or its Affiliates, desire to purchase and/or assume as assignee the UBI Assets from the Seller, the other Non-Purchased Companies and/or other Unitrin Affiliates, as the case may be, and Seller desires to sell and/or assign, or seek the sale or assignment of, the UBI Assets to Buyer or its Affiliates, subject to the terms and conditions of this Agreement; and

Fifteenth. WHEREAS, in connection with the UBI Transfer Plan, TUIC, Valley, and Valley Property, on the one hand, and AmTrust North America, Inc., a wholly-owned subsidiary of Buyer ("**ANA**"), on the other hand, are entering into that certain Renewal Rights Agreement dated the same day as this Agreement (the "**UBI Renewal Rights Agreement**"), which (i) transfers to Buyer or its Affiliates the Non-Purchased Companies' respective rights, if any, to continue writing their UBI Policies (the "**UBI Renewal Rights**"), (ii) provides the terms and conditions under which the Parties agree to seek and facilitate the transfer of such UBI Business to insurance policies issued by Buyer or its Affiliates, and (iii) provides for a temporary fronting relationship between certain Non-Purchased Companies and Buyer's Affiliates in any jurisdiction where Buyer's Affiliates do not yet have the necessary **Policy Issuance Authority** to write the UBI Business; all as more particularly set forth in the UBI Renewal Rights Agreement; and

Sixteenth. WHEREAS, in connection with the UBI Transfer Plan, Technology Insurance Company, Inc. a wholly-owned subsidiary of Buyer ("**Technology**"), intends to enter into a certain Quota Share Reinsurance Agreement dated as of the Closing Date with TUIC (the "**Quota Share Agreement**"), pursuant to which, among other things, Technology will reinsure TUIC for its liabilities under all of the UBI Policies (i) written directly by TUIC that are either in-force as of the Closing Date or issued after the Closing Date on a fronting basis for Buyer under the terms of the UBI Renewal Rights Agreement, and (ii) written by the other Non-Purchased Companies and assumed by TUIC under the corresponding **Trinity Quota Share Agreements** and which are either in-force as of the Closing Date or issued after the Closing Date on a fronting basis for Buyer under the terms of the UBI Renewal Rights Agreement, all as more particularly set forth in the Quota Share Agreement; and

Seventeenth. WHEREAS, for a period of time following the Closing Date, TUIC will continue to perform the claims administration related to claims under the UBI Policies reinsured by Technology under the Quota Share Agreement, pursuant to the terms and conditions of that certain TUIC Claims Services Agreement between, among others, TUIC and Technology and dated as of the Closing Date (the "**TUIC Claims Services Agreement**"); and

Eighteenth. WHEREAS, (i) effective as of the Closing Date, TUIC and Valley will appoint Technology as their agent for purposes of performing all underwriting, marketing and other policy issuance services related to the UBI Policies reinsured by Technology under the Quota Share Agreement, and (ii) beginning from the point in time at which TUIC ceases to perform the claims administration services pursuant to the TUIC Claims Services Agreement, TUIC and Valley will appoint Technology as their third-party administrator for purposes of performing the claims administration related to claims under the UBI Policies reinsured by Technology under the Quota Share Agreement, in each case pursuant to the terms and conditions of that certain Administrative Services Agreement between Technology, TUIC and Valley and dated as of the Closing Date (the "**Administrative Services Agreement**").

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, Seller and Buyer (sometimes hereinafter, "**Parties**" or individually "**Party**") agree as follows.

1. DEFINITIONS

The following terms shall have the respective meanings set forth below throughout this Agreement:

"Administrative Services Agreement" means the administrative services agreement described in the Eighteenth recital.

"Affiliate" means, with respect to any Persons, at the time in question, any other Person controlling, controlled by or under common control with such Person.

"Agreement" means this Stock and Asset Purchase Agreement.

"ANA" means AmTrust North America, Inc.

"Asset Bill of Sale" has the meaning set forth in Section 2.3.

"Asset Transfer Date" has the meaning set forth in Section 2.3.

"Assumed Liabilities" has the meaning set forth in Section 2.5.

"Books and Records" means all hard-copy or electronic records, documents, and databases, including, without limitation, corporate minute books, codes of regulations and other organizational documents, administrative records, claim records, policy files, sales records, files and records (including correspondence) relating to tax and regulatory matters, reinsurance records, underwriting records, records relating to customers, accounting records and all other records, data and information (in whatever form maintained or wherever housed or held) in the possession or control of Seller and/or its Affiliates and which relate to the conduct of the UBI Business. "Books and Records" shall not include such records owned by Seller which do not relate to the UBI Business and which may be redacted from the "Books and Records" as the Seller reasonably deems appropriate. "Books and Records" shall exclude any records that are subject to attorney-client privilege.

"BPO Agreement" means the CSC Client Agreement dated January 1, 2004 and all of its corresponding amendments, assignments and work orders.

"BPO Reimbursement Period" has the meaning set forth in Section 2.3.(d)(iii).

"Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are permitted or obligated by applicable Law to be closed.

"Buyer" means AmTrust Financial Services, Inc.

"Buyer Group" has the meaning set forth in Section 13.1.

"Buyer Offer" has the meaning set forth in Section 6.6.(a).

"Buyer's Related Parties" has the meaning set forth in Section 4.17.(a)(i).

"Claims" has the meaning set forth in Section 13.1.

"Closing" has the meaning set forth in Section 3.4.(a).

"Closing Date" has the meaning set forth in Section 3.4.(a).

"Code" has the meaning set forth in Section 4.17.(a)(ii).

"Contracts" has the meaning set forth in Section 4.8.(a).

"CSC" means Computer Sciences Corporation.

"CSC Agreement" means the Confidentiality and Limited Use Agreement between Buyer and CSC described in Section 2.3.(d)(iii).

"CSC Breach" has the meaning set forth in Section 2.3.(d)(iii).

"Dallas Property" means the real property and facility identified in the Dallas Sublease.

"Dallas Sublease" has the meaning set forth in Section 2.3.(a)(ii).

"Definitive Agreements" means this Agreement and the Related Agreements.

"Disclosure Schedule" shall mean the schedules attached hereto and executed by the Seller and Buyer and dated and delivered to each other on the date of this Agreement.

"Effective Time" means 12:01 a.m. Central Standard Time on the Closing Date.

"Employee Benefit Plan" means each material written (a) "employee benefit plan" (as defined in Section 3(3) of ERISA), (b) employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance, employee assistance, cafeteria (Section 125 plan), medical reimbursement, dependent care reimbursement or other plan or agreement relating to compensation or fringe benefits, (c) change in control plan, deal bonus or retention program or agreement and (d) vacation policy, each of (a), (b) and (c) which is maintained, established or sponsored by a Purchased Company for the benefit of any UBI Employee or any current or former employee, director or consultant of any Purchased Company or for which any Purchased Company has any present or future liability.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations thereunder.

"FICA" has the meaning set forth in Section 6.6.(d).

"Filings" has the meaning set forth in Section 7.5.(c).

"FNP" means First Nonprofit Insurance Company.

"Fronting Authority" has the meaning set forth in the UBI Renewal Rights Agreement.

"FTC" means the United States Federal Trade Commission.

"General Competing Business" means the types of commercial lines insurance business and commercial lines products contained within the Unitrin Business Insurance Segment, including without limitation commercial property, commercial auto, commercial general liability, commercial package, commercial umbrella, workers' compensation, inland marine and farm/ranchowner insurance business; provided, however, that General Competing Business shall not include (i) personal lines insurance business or personal lines products written by any Unitrin Affiliate, through the UBI Agents or otherwise, (ii) business contained within the Unitrin Specialty Segment, written through the UBI Agents or otherwise, (iii) business that MIC assumed or assumes from FNP under that certain 80% Quota Share Reinsurance Agreement between MIC and FNP (as amended through the date hereof), and (iv) business that is issued or controlled by investment partnerships or similar entities or ventures wherein Unitrin or one or more of its Affiliates is a passive investor that has no role in or influence on management of any such entity or venture.

"Government Entity" means any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

"Indemnified Party" has the meaning set forth in Section 13.3.(a).

"Indemnifying Party" has the meaning set forth in Section 13.3.(a).

"Intellectual Property Right" has the meaning set forth in Section 4.22.(a).

"IRS" means the Internal Revenue Service.

"Justice Department" means the Antitrust Division of the United States Department of Justice.

"Knowledge" means the actual knowledge, after diligent inquiry, of any director or executive officer, and "knows" shall have a correlative meaning.

"Law" or "Laws" means any statute, law, ordinance, rule, regulation, administrative or judicial order, bulletin or other governmental pronouncement issued or adopted by any Government Entity.

"Liability" means and includes any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

"Lien" means any lien, pledge, security interest, encumbrance, restriction, easement, limitation, claim, charge or defect of title, provided that such term shall not include restrictions imposed by any applicable insurance Law or state or federal securities Laws.

"Licensing Period" has the meaning set forth in the UBI Renewal Rights Agreement.

"Loss" has the meaning set forth in Section 11.1.

"Material Adverse Effect" means any condition, change, or effect on or prior to the Closing Date that, individually or in the aggregate, has a material adverse effect on (a) the condition (financial or otherwise) and results of operations or prospects of the Purchased Companies or the UBI Business, (b) the ability of any Purchased Company or Non-Purchased Company to renew the UBI Policies following the Closing Date, or (c) the ability of Seller or any of its Affiliates to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; <u>provided</u>, <u>however</u>, to the extent such effect results from any of the following, such effect shall not be considered a Material Adverse Effect: (i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or securities markets generally; (ii) any adverse change or effect that is caused by or that arises out of conditions affecting the property and casualty insurance industry or the insurance or financial services industries generally, including, but not limited to, circumstances, changes or effects in or affecting securities markets, interest rates, accounting principles, practices or conventions or applicable Law; or (iii) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated hereby, including, but in no way limited to, any adverse changes in the existing relationships with agents, customers, lenders, suppliers, regulators, providers, vendors, rating agencies and others relative to the UBI Business.

"MCIC" means Milwaukee Casualty Insurance Co.

"Measurement Date" has the meaning set forth in Section 3.1.(b).

"Measurement Date Balance Sheet" means a combined balance sheet of the Purchased Companies as of the Measurement Date prepared in accordance with **<u>SAP</u>**, consistently applied, except that no deferred tax asset or liability (for income tax timing differences between book and tax basis or for income tax carryovers) shall be reported therein.

"MIC" means Milwaukee Insurance Company.

"MIC Renewal Rights Provisions" has the meaning set forth in the UBI Renewal Rights Agreement.

"Non-Purchased Companies" means Seller, Valley Property, Valley and MIC.

"Non-Purchased Company Quota Share Agreements" has the meaning set forth in Section 6.1.(a).

"Non-UBI Business" means business of Unitrin Affiliates other than UBI Business.

"Order" or "Orders" means any order, writ, injunction, judgment, plan or decree of any court or arbitrator.

"Other Retained UBI Business" means the Seller's reinsurance obligations under the Trinity Quota Share Agreements with respect to the UBI Policies written by Valley, MCIC, SNIC, TLIC, TUK, Valley Property and MIC which are not expressly or effectively transferred to Buyer or its Affiliates under the terms and conditions of this Agreement, the UBI Renewal Rights Agreement, and/or the Quota Share Agreement.

"Party" or "Parties" have the meanings set forth in the paragraph preceding Article 1.

"Permits" means all licenses, permits, orders, approvals and non-disapprovals, registrations, authorizations, consents, qualifications and filings with and under all Laws and Government Entities.

"Person" means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Entity or other entity.

"Personal Lines Policies" has the meaning set forth in Section 6.5.

"Personal Lines Renewal Rights Transfers" has the meaning set forth in Section 6.5.

"Personal Property" has the meaning set forth in Section 2.3.(b).

"Personal Property Leases" has the meaning set forth in Section 2.3.(c).

"Policy Issuance Authority" has the meaning set forth in the UBI Renewal Rights Agreement.

"Portland Property" means the real property and facility identified in the Portland Sublease.

"Portland Sublease" has the meaning set forth in Section 2.3.(a)(iii).

"Pre-Closing Period Return" has the meaning set forth in Section 8.2.(a)(i).

"Pre-Closing Tax" has the meaning set forth in Section 8.2.(b)(ii).

"Purchased Company" and "Purchased Companies" means any one of, or collectively, MCIC, SNIC, Trinity Kansas, TLIC and TLC.

"Purchased Company Quota Share Agreements" has the meaning set forth in Section 6.1.(b).

"Purchase Price" has the meaning set forth in Section 3.1.

"Quota Share Agreement" means the Quota Share Agreement described in the Sixteenth recital.

"Real Property Leases" has the meaning set forth in Section 2.3.(a)(i).

"Reinsurance Agreements" has the meaning set forth in Section 4.8.(b).

"Reinsurance Termination Amendments" has the meaning set forth in Section 6.1.(b).

"Related Agreements" means the Reinsurance Termination Amendments, the Asset Bill of Sale, the Dallas Sublease, the Portland Sublease, the UBI Renewal Rights Agreement, the Quota Share Agreement, the TUIC Claims Services Agreement, and the Administrative Services Agreement.

"Responsible Party" has the meaning set forth in Section 7.5.(a).

"SAP" has the meaning set forth in Section 4.6.(b).

"Seller" means Trinity Universal Insurance Company.

"Seller Consolidated Return" has the meaning set forth in Section 8.2.(a)(i).

"Seller Group" has the meaning set forth in Section 13.2.

"Seller's Related Parties" has the meaning set forth in Section 4.17.(a)(iii).

"Seller's Retained UBI Business" means the Seller's insurance obligations with respect to UBI Policies written by the Seller that are not expressly or effectively transferred to Buyer or its Affiliates under the terms and conditions of this Agreement, the UBI Renewal Rights Agreement, and/or the Quota Share Agreement.

"Separate Return" has the meaning set forth in Section 8.2.(a)(i).

"Separate Return Reconciliation Amount" has the meaning set forth in Section 8.2.(a)(ii).

"Shares" has the meaning set forth in the First recital.

"SNIC" means Security National Insurance Company.

"Solicited Claims Employees" means those employees identified as Solicited Claims Employees in Schedule 6.6.(b).

"Solicited Employees" has the meaning set forth in Section 6.6.(b).

"Solicited Policy Issuance Employees" means those employees identified as Solicited Policy Issuance Employees in Schedule 6.6.(a).

"Statutory Statements" has the meaning set forth in Section 4.6.(a).

"Straddle Period Return" has the meaning set forth in Section 8.2.(b)(i).

"Straddle Return Reconciliation Amount" has the meaning set forth in Section 8.2.(b)(ii).

"Taxes" or "Tax" have the meanings set forth in Section 4.17.(a)(iv).

"Tax Return" has the meaning set forth in Section 4.17.(a)(v).

"TDI" has the meaning set forth in Section 4.3.(c).

"Technology" means Technology Insurance Company, Inc.

"Threshold" has the meaning set forth in Section 13.8.(a).

"TLC" means Trinity Lloyd's Corporation.

"TLIC" means Trinity Lloyd's Insurance Company.

"TLIC Capital" has the meaning set forth in Section 4.3.(a).

"Transferred Employee" has the meaning set forth in Section 6.6.(c).

"Trinity Kansas" means Trinity Universal Insurance Company of Kansas, Inc.

"Trinity Quota Share Agreements" has the meaning set forth in Section 6.1.(a).

"TUIC" means Trinity Universal Insurance Company.

"TUIC Claims Services Agreement" means the claims services agreement described in the Seventeenth recital.

"UBI Agents" has the meaning set forth in the Eighth recital.

"UBI Assets" has the meaning set forth in the Tenth recital.

"UBI Business" has the meaning set forth in the Eighth recital.

"UBI Business Contracts" has the meaning set forth in Section 2.3.(d)(i).

"UBI Employees" has the meaning set forth in the Eleventh recital.

"UBI Policies" has the meaning set forth in the Eighth recital.

"UBI Renewal Rights" has the meaning set forth in the Fifteenth recital.

"UBI Renewal Rights Agreement" means the Renewal Rights Agreement described in the Fifteenth recital.

"UBI Renewal Rights Process" has the meaning set forth in Section 6.2.

"UBI Transfer Plan" has the meaning set forth in the Ninth recital.

"Unearned Premium Reserves" means a gross liability for the amount of premium corresponding to the portion of an underlying insurance coverage that has not yet expired, calculated using the daily pro rata method in a manner consistent with the reserve holder's most recent annual or quarterly financial statements, as the case may be, prepared in accordance with **SAP**.

"Unitrin" has the meaning set forth in the First recital.

"Unitrin Business Insurance Segment" has the meaning set forth in the Seventh recital.

"Unitrin Specialty Segment" has the meaning set forth in the Seventh recital.

"Valley" means Valley Insurance Company.

"Valley Property" means Valley Property & Casualty Insurance Company.

"Valley Reinsurance Amendment" has the meaning set forth in Section 6.1.(a).

"Write" means solicit, underwrite, bind, issue, continue, and/or renew.

2. PURCHASE AND SALE OF SHARES, TRANSFER OF CONTROL OF TLIC, AND TRANSFER OF UBI ASSETS AND UBI RENEWAL RIGHTS

2.1. Purchase and Sale of Shares.

Subject to the terms and conditions of this Agreement, on the **Closing Date** and effective as of the **Effective Time**, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Shares, free and clear of any **Liens**.

2.2. Transfer of Control of TLIC.

Subject to the terms and conditions of this Agreement, on the Closing Date and effective as of the Effective Time, Seller shall transfer control of TLIC to Buyer.

2.3. Purchase and Sale/Assignment of UBI Assets and Assumption of Liabilities.

Subject to the terms and conditions of this Agreement and a Bill of Sale and Assumption Agreement substantially in the form attached hereto as Exhibit 2.3 (the "**Asset Bill of Sale**"), on the Closing Date and effective as of the Effective Time, or such other date and time as may be agreed by the Parties therein with respect to any particular UBI Asset (the "**Asset Transfer Date**"), Seller shall sell, transfer, convey, assign, and deliver to ANA, or shall cause the other Non-Purchased Companies and/or other Unitrin Affiliates (other than the Purchased Companies), as the case may be, to sell, transfer, convey, assign, and deliver to ANA, and Buyer and/or ANA shall purchase, assume, and accept from Seller, the other Non-Purchased Companies, and/or other Unitrin Affiliates, as the case may be, the following UBI Assets and only the following UBI Assets, and all of Seller's, the other Non-Purchased Companies', and/or other Unitrin Affiliates' rights, title, interests, and privileges associated therewith; provided, however, that except as set forth elsewhere in this Agreement or the Related Agreements, Seller, the other Non-Purchased Companies, and the other Unitrin Affiliates are not selling, transferring, conveying, assigning, and/or delivering to Buyer or its Affiliates, nor is Buyer or any of its Affiliates purchasing, assuming or accepting, any assets other than the following UBI Assets in connection with this Agreement and the transactions contemplated herein:

2.3.(a) Real Property Leases.

(i) The leases of real property and facilities (or any identified portions thereof) used in conducting the UBI Business and identified on Schedule 2.3.(a)(i) attached hereto (collectively, the "**Real Property Leases**").

(ii) The Non-Purchased Companies and/or other Unitrin Affiliates are parties to, participants in, or beneficiaries of the lease of the real property and facility located at 12790 Merit Drive, Dallas, Texas 75251, and identified in the term sheet attached hereto as Schedule 2.3.(a)(ii) (the "**Dallas Property**"). Buyer and/or one of its Affiliates, as subtenant(s), shall sublet a portion of the Dallas Property from the relevant Non-Purchased Companies and/or other Unitrin Affiliates, as sub-landlord(s), subject to the terms and conditions of a sublease arrangement in respect of the Dallas Property, which sublease the Parties agree to negotiate in good faith consistent with the terms and conditions referenced in the term sheet attached hereto as Schedule 2.3.(a)(ii) (the "**Dallas Sublease**").

(iii) The Non-Purchased Companies and/or other Unitrin Affiliates are parties to, participants in, or beneficiaries of the lease of the real property and facility located at 12909 SW 68th Parkway, Suite 450, Portland, Oregon 97223, and identified in the term sheet attached hereto as Schedule 2.3.(a)(iii) (the "**Portland Property**"). Buyer and/or one of its Affiliates, as subtenant(s), shall sublet a portion of the Portland Property from the relevant Non-Purchased Companies and/or other Unitrin Affiliates, as sub-landlord(s), subject to the terms and conditions of a sublease arrangement in respect of the Portland Property, which sublease the Parties agree to negotiate in good faith consistent with the

terms and conditions referenced in the term sheet attached hereto as Schedule 2.3.(a)(iii) (the "**Portland Sublease**").

2.3.(b) Personal Property.

The equipment, vehicles, supplies, furniture, fixtures, and other personal property used in conducting the UBI Business and identified on Schedule 2.3.(b) attached hereto (collectively, the "**Personal Property**").

2.3.(c) Personal Property Leases.

The leases of equipment, vehicles, furniture, fixtures, and other personal property used in conducting the UBI Business and identified on Schedule 2.3.(c) attached hereto (collectively, the "**Personal Property Leases**").

2.3.(d) UBI Business Contracts.

(i) The information technology agreements, vendor agreements, purchase orders, and other contracts used in conducting the UBI Business and identified on Schedule 2.3.(d) attached hereto (collectively, the "**UBI Business Contracts**").

(ii) To the extent that any UBI Business Contract for which assignment to Buyer is provided herein is not assignable without the consent of a third party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller and Buyer agree to use their commercially reasonable efforts to obtain the consent of such third parties to the assignment of any such UBI Business Contract to Buyer in all cases in which such consent is or may be required for such assignment. If and to the extent that such consent cannot be obtained, Buyer shall not purchase, assume or accept any such UBI Business Contract, and the same shall not constitute a breach of any representation, warranty, covenant or condition of this Agreement or any Related Agreement unless consent to the assignment of the UBI Business Contract at issue is an express condition to Closing under Articles 9 or 10.

(iii) Buyer shall reimburse Seller and/or Seller's Affiliates for the full monthly costs and monthly fees, but not break-up fees or other penalties in connection with termination, arising under that certain CSC Client Agreement dated January 1, 2004 and all of its corresponding amendments, assignments and work orders (the "**BPO Agreement**"). Buyer's foregoing reimbursement obligation shall continue for a period of at least twelve (12) months following the Closing Date plus any extensions of that period in minimum increments of one-month each for up to six (6) additional months (the "**BPO Reimbursement Period**"), pursuant to written notice received by Seller from Buyer at least ten (10) days prior to the end of the BPO Reimbursement Period, all as more particularly set forth in this Section 2.3.(d)(iii); provided, however, for the avoidance of doubt, Buyer hereby acknowledges and agrees that, as between the

Parties and their respective Affiliates, Seller and/or Seller's Affiliates have the sole and exclusive right to trigger the termination provisions of the BPO Agreement to be effective as of the end of the BPO Reimbursement Period. Buyer shall remit to Seller monthly costs, monthly fees, and any non-periodic costs and expenses under the BPO Agreement (a) within five (5) Business Days following receipt of an invoice therefor, and (b) by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing to Buyer by Seller.

Following the Closing Date, Seller shall use commercially reasonable efforts to enforce the BPO Agreement against Computer Sciences Corporation ("**CSC**") with respect to any breach by CSC of its covenants, agreements or obligations thereunder as to the servicing of the UBI Policies reinsured under the Quota Share Agreement ("**CSC Breach**") and, following written request with respect to a CSC Breach from Buyer to Seller, to take all commercially reasonable actions, including the commencement of litigation, to enforce such covenants, agreements and obligations with respect to such CSC Breach. Seller shall use commercially reasonable efforts to cause all conditions precedent to the effectiveness of the Confidentiality and Limited Use Agreement dated as of the Closing Date between Buyer and CSC in substantially the form of Exhibit 2.3.(d)(iii) attached hereto (the "**CSC Agreement**") to be satisfied on or prior to the Closing Date.

Buyer acknowledges and agrees: (i) to be bound by and comply with the terms and conditions of the BPO Agreement which govern Seller's rights to enforce CSC's covenants, agreements or obligations and to seek remedies for breaches thereof; and (ii) not to assert any claim directly against CSC in connection with a CSC Breach, and in lieu thereof, to provide timely notice to Seller setting forth in sufficient detail the circumstances of any such CSC Breach to enable Seller to seek resolution of claims in connection with such CSC Breach in accordance with the terms of the BPO Agreement.

2.4. Transfer of UBI Renewal Rights.

Subject to the terms and conditions of this Agreement, Seller shall transfer or assign, or seek or cause the transfer or assignment of, the UBI Renewal Rights to ANA, pursuant to the terms and conditions of a UBI Renewal Rights Agreement executed by ANA, Seller, Valley and Valley Property in substantially the form attached hereto as Exhibit 2.4 (the "**UBI Renewal Rights Agreement**") and which effectively provides, among other things, and as between ANA and Seller, for the transfer to ANA of the UBI Renewal Rights of the Non-Purchased Companies in their UBI Policies that are in-force on the Closing Date, in each case upon the renewal of such policies and subject to applicable Law and the consent of each corresponding policyholder.

2.5. Assumption of Liabilities.

Buyer and/or ANA shall assume the liabilities and obligations of Seller, the other Non-Purchased Companies and/or other Unitrin Affiliates (other than the Purchased Companies)

under the Real Property Leases, Personal Property, Personal Property Leases and UBI Business Contracts (collectively, the "**Assumed Liabilities**") and no other liabilities or obligations of Seller, the other Non-Purchased Companies or other Unitrin Affiliates except as set forth in the Related Agreements. Buyer hereby acknowledges and agrees that Seller does not retain, assume or succeed to any liabilities or obligations of the Purchased Companies incurred on or after the Closing Date, except insofar as expressly indemnified herein by operation of Sections 4.19 and 13.1(w) or as expressly set forth in the Related Agreements and/or the **Purchased Company Quota Share Agreements** and related service agreements.

3. PURCHASE PRICE, CLOSING, AND CLOSING TRANSACTIONS

3.1. Purchase Price.

The aggregate purchase price for Buyer's and/or its Affiliates' acquisition of (i) the Shares, (ii) control of TLIC, and (iii) the UBI Assets and UBI Renewal Rights is the sum of all of the following (the "**Purchase Price**"):

3.1.(a) Fifty Million Dollars ($50,000,000);

3.1.(b) The sum of Five Million Dollars ($5,000,000) plus the combined statutory capital and surplus of the Purchased Companies as of the end of the month immediately preceding the Closing Date (the "**Measurement Date**"); and

3.1.(c) The components of the Purchase Price set forth in Sections 3.1.(a) and 3.1.(b) above are payable by Buyer to Seller at Closing, in the form of a wire transfer of immediately available funds to an account designated by Seller not less than forty-eight (48) hours prior to the time for payment specified herein.

Seller shall deliver the Measurement Date Balance Sheet to Buyer at least five (5) Business Days prior to the Closing Date.

3.2. Allocation of Purchase Price.

For Tax purposes only, the Purchase Price shall be allocated among (i) the Shares, (ii) control of TLIC, (iii) the UBI Assets, (iv) the assets transferred by Seller as premium pursuant to the Quota Share Agreement, and (v) Code Section 197 intangibles in accordance with Schedule 3.2 attached hereto. As provided in Section 8.1, Seller and Buyer will follow and use such allocation for purposes of Section 1060 of the Code and any Treasury regulations thereunder.

3.3. Related Agreements.

On or prior to Closing, Seller shall enter into and shall cause the other Non-Purchased Companies, the Purchased Companies, and any other Unitrin Affiliates to enter into, and/or Buyer shall enter into and shall cause any other Affiliate of Buyer to enter into, each Related Agreement to which they are parties, respectively.

3.4. Closing and Closing Transactions.

3.4.(a) Closing Location and Date. Upon the terms and subject to the conditions of this Agreement, the closing of this transaction, which shall include execution and delivery of each of the Related Agreements (the "**Closing**"), shall take place at the offices of Foley & Lardner LLP located at 321 North Clark, Suite 2800, Chicago, Illinois 60610 (or such other location as Seller and Buyer may mutually agree upon), at 10:00 a.m. local time on the Closing Date. The "**Closing Date**" shall be the last day of the month in which the last of the conditions set forth in Articles 9 and 10 of this Agreement have been first satisfied or waived or such other date as mutually agreed by the Parties.

3.4.(b) Closing Transactions. At the Closing:

(i) Buyer shall remit to Seller the Purchase Price as contemplated in Section 3.1.(c) by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing to Buyer by Seller;

(ii) Seller shall take the following actions:

(A) Seller shall deliver to Buyer certificates representing all of the Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed;

(B) Seller shall deliver to Buyer such documents (if any) as are necessary to transfer direct or indirect control of TLIC to Buyer;

(C) Seller shall deliver to Buyer certificates as to the good standing as close to the Closing Date as reasonably practical, but dated no more than thirty (30) days prior to the Closing Date, of the Purchased Companies from the relevant Government Entities within their respective states of domicile, together with copies of the respective articles of incorporation or other equivalent organizational documents for each of the Purchased Companies certified by the relevant Government Entities within their respective states of domicile;

(D) Seller shall deliver to Buyer copies of the respective bylaws or other equivalent governance documents for each of the Purchased Companies certified by the Secretaries or Assistant Secretaries thereof;

(E) Seller shall deliver to Buyer resolutions of the board of directors of Seller, certified by the Secretary or Assistant Secretary of Seller, approving and authorizing the execution, delivery and performance of this Agreement and any of the Related Agreements to which Seller is a party, as well as resolutions of the boards of directors of the other Non-Purchased Companies approving and authorizing the execution, delivery and performance of any of the Related Agreements to which they or any of them are parties;

(F) Seller shall deliver to Buyer a certificate of the Secretary or Assistant Secretary of Seller as to the incumbency of the officers executing this Agreement and the genuineness of their signatures;

(G) Seller shall deliver to Buyer executed resignations of all directors, officers and underwriters, as the case may be, of the Purchased Companies;

(H) Seller shall deliver to Buyer a copy of MIC's consent to the assignment of Seller's rights and obligations under the **MIC Renewal Rights Provisions**;

(I) Seller shall deliver to Buyer copies of the consents contemplated under Section 2.1.(a) of the Administrative Services Agreement;

(J) Seller shall deliver to Buyer all minute books, stock ledgers, corporate seals and corporate records of the Purchased Companies;

(K) Seller shall deliver to Buyer a certificate dated as of the Closing Date, and signed by a senior officer of Seller, to the effect contemplated by Section 9.1.

(iii) Buyer shall take the following actions:

(A) Buyer shall deliver to Seller resolutions of the board of directors of Buyer, certified by the Secretary or Assistant Secretary of Seller, approving and authorizing the execution, delivery and performance of this Agreement and the Related Agreements by the Buyer, or in the case of the Related Agreements, by one or more of Buyer's Affiliates (including the Purchased Companies) in Buyer's capacity as sole shareholder of such Affiliates;

(B) Buyer shall deliver to Seller a receipt evidencing receipt by Buyer of the Shares;

(C) Buyer shall deliver to Seller such documents (if any) as are necessary to effectuate Buyer's assumption of direct or indirect control of TLIC;

(D) Buyer shall deliver to Seller a certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency of the officers executing this Agreement and the Related Agreements and the genuineness of their signatures; and

(E) Buyer shall deliver to Seller a certificate dated as of the Closing Date, and signed by a senior officer of Buyer, to the effect contemplated by Section 10.1.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties, each of which is true and correct on the date hereof (other than those representations and warranties provided as of a specific date), shall remain true and correct to and including the Closing Date, and shall survive the Closing as provided herein. All representations and warranties of Seller are made subject to the exceptions specifically disclosed by Seller in the Disclosure Schedule delivered contemporaneously with the execution of this Agreement, which shall consist of the aggregate of Schedules specifically set forth in this Article, and Seller excludes and disclaims any and all implied representations and warranties.

4.1. Organization.

(i) Seller is a stock insurance corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

(ii) MCIC is a stock insurance company duly organized, validly existing, and in good standing under the laws of the State of Wisconsin. SNIC is a stock insurance company duly organized, validly existing, and in good standing under the laws of the State of Texas. Trinity Kansas is a stock insurance company duly organized, validly existing, and in good standing under the laws of the State of Kansas. TLIC is a Lloyd's plan insurer duly organized, validly existing, and in good standing under the laws of the State of Texas. TLC is a stock corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Each of the Purchased Companies has the requisite corporate power and authority to own, lease and operate its respective assets and properties in the manner in which such assets and properties are now owned, leased and operated and to carry on the business in which each of them are now engaged. Prior to the date hereof, Seller has delivered to Buyer true and complete copies of the articles of incorporation, bylaws, and/or articles of agreement, as the case may be, for each of the Purchased Companies, including all amendments thereto, and all corporate minutes for each of the Purchased Companies.

4.2. Authority.

Seller has the full power and authority, corporate or otherwise, to execute and deliver this Agreement and Seller and each of its applicable Affiliates has the full power and authority, corporate or otherwise, to execute all of the Related Agreements executed in connection herewith or contemplated hereby to which Seller or its Affiliates is a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and the Related Agreements to which the Seller or its applicable Affiliates are parties, when executed and delivered, will constitute, the valid and binding obligations of Seller and/or those Affiliates that are parties thereto, enforceable against Seller and/or those Affiliates, as applicable, in accordance with their respective terms, subject to (i) bankruptcy, insolvency rehabilitation, receivership, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) limitations imposed by equitable principles of general applicability (whether considered in a proceeding at law or in equity). The execution and delivery of this Agreement and the Related Agreements by Seller and/or its Affiliates, as applicable, and the consummation of the

transactions contemplated hereby and thereby, have been duly authorized by the board of directors of the Seller, and, except as set forth on Schedule 4.15, such execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not require the approval of any other Person or Government Entity.

4.3. Capitalization.

4.3.(a) The authorized capital stock of MCIC consists entirely of 1,500,000 shares of common stock, par value of $2.00 per share, of which 1,500,000 shares are issued and outstanding. The authorized capital stock of SNIC consists entirely of 300,000 shares of common stock, par value of $10.00 per share, of which 300,000 shares are issued and outstanding. The authorized capital stock of Trinity Kansas consists entirely of 260,870 shares of common stock, par value of $11.50 per share, of which 260,870 shares are issued and outstanding. The authorized capital stock of TLC consists entirely of 100,000 shares of common stock, par value of $1.00 per share, of which 1,000 shares are issued and outstanding. All of the foregoing capital stock is collectively referred to herein as the "**Shares**." The capitalization of TLIC is comprised of a $300,000 guaranty fund and $24,000 of free surplus (the "**TLIC Capital**").

4.3.(b) All Shares are validly authorized and issued, fully paid, and nonassessable. There are no shares of capital stock of any of the Purchased Companies issued or outstanding other than the Shares. There are no (i) securities convertible into or exchangeable for any Purchased Company's capital stock or other securities, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of any of the Purchased Companies or securities which are convertible into or exchangeable for capital stock or other securities of any of the Purchased Companies, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any of the Purchased Companies, any such convertible or exchangeable securities or any such options, warrants or other rights other than this Agreement.

4.3.(c) Seller has good and marketable title to, and/or owns or controls all of the legal and beneficial rights and interests in, the Shares and TLIC Capital, and one or more of the Non-Purchased Companies and/or other Unitrin Affiliates has good and marketable title to and/or owns all of the legal and beneficial rights and interests in the UBI Assets, in each case free and clear of any Lien, except in the case of the TLIC Capital which is under the joint control of Seller and the Texas Department of Insurance ("**TDI**").

4.3.(d) The Non-Purchased Companies' legal and beneficial rights and interests (if any) in the UBI Renewal Rights for their UBI Policies are held free and clear of any Lien, except for the legal and beneficial rights and interests (if any) which the independent agents associated with such insurance policies may have in such UBI Renewal Rights.

4.3.(e) Seller and each applicable Unitrin Affiliate have the full and unrestricted power, subject to the approvals and consents listed on Schedule 4.15, to sell, assign,

transfer and deliver the Shares, the UBI Assets and the UBI Renewal Rights to Buyer, and to effect the change of control of TLIC to Buyer, upon the terms and subject to the conditions of this Agreement.

4.4. No Conflict.

The execution and delivery of this Agreement and the Related Agreements by Seller and/or any other Unitrin Affiliates that are parties thereto, and the performance of their respective obligations hereunder or thereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the charter documents or bylaws of Seller and/or such Affiliates; (b) will not result in the creation or imposition of any Lien, equity or restriction in favor of any third party upon any of the Shares, UBI Assets, UBI Renewal Rights, the TLIC Capital, or any of the assets or properties of the Purchased Companies; (c) except as could not reasonably be expected to have a Material Adverse Effect, will not conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination under, any material contract, agreement, permit, license or instrument to which any Purchased Company is a party, including without limitation any Contract listed on Schedule 4.8.(a) or any Reinsurance Agreement listed on Schedule 4.8.(b) (except those noted therein to contain a right of termination, or to terminate automatically, by reason of the transactions contemplated by this Agreement) or any Real Property Lease, Personal Property Lease or UBI Business Contract; and (d) will not conflict with or violate any applicable Law, judgment, order or decree of any Government Entity or court having jurisdiction over Seller, or any of the Shares, UBI Assets, UBI Renewal Rights, or the TLIC Capital, except where such conflict or violation could not reasonably be expected to have a Material Adverse Effect.

4.5. No Subsidiaries.

None of the Purchased Companies has any equity interest in any entity other than with respect to portfolio investments made in the ordinary course of business.

4.6. Statutory Financial Statements.

4.6.(a) There have been delivered to Buyer true, correct and complete copies, in all material respects, of the annual statutory financial statements for each of the Purchased Companies other than TLC for the years ended December 31, 2006, 2005 and 2004 (and the notes relating thereto, whether or not included therein), and quarterly statutory financial statements for each of the Purchased Companies other than TLC for the period ending September 30, 2007. Seller has also delivered to the Buyer true, correct and complete copies of the latest available statutory financial statements for each of the Purchased Companies other than TLC for all quarters ending prior to the Closing Date. All such annual and quarterly statutory financial statements referred to herein, and all notes, exhibits and schedules related thereto, are referred to collectively as the "**Statutory Statements**."

4.6.(b) The Statutory Statements and the Measurement Date Balance Sheet each present (or will present) fairly, in all material respects, the statutory financial condition of the applicable Purchased Companies at the respective dates thereof, and, with respect to

the Statutory Statements, the statutory results of operations for the periods then ended in accordance with statutory accounting practices ("**SAP**") on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein. Each Statutory Statement complied (or will comply) in all material respects with applicable Laws when so filed.

4.6.(c) All reserves and other provisions (if any) made for claims, benefits and any other liabilities, whether reported or incurred but not reported, as established or reported in the Statutory Statements or the Measurement Date Balance Sheet were determined (or will be determined) in all material respects in accordance with generally accepted actuarial standards consistently applied, are fairly stated in accordance with sound actuarial principles, and are in compliance with the requirements of SAP and applicable insurance laws and regulations.

4.6.(d) As of the Closing Date, the combined statutory capital and surplus of the Purchased Companies shall not be less than such combined statutory capital and surplus as reported on the Measurement Date Balance Sheet.

4.6.(e) Schedule 4.6.(e) sets forth the combined premiums written, expenses, loss ratios, and combined ratios from 2004 through 2006 and further through September 30, 2007 in each case relating to the UBI Policies.

4.7. Examination Reports.

4.7.(a) Seller has provided to Buyer copies of all examination reports, reports of investigations and inquiries relating to any of the Purchased Companies or, with respect to the UBI Business, any other Unitrin Affiliate, received from any Government Entity since January 1, 2005, responses thereto by the Purchased Companies or Unitrin Affiliates, as the case may be, and all other communications to or from Government Entities with respect thereto. Except as otherwise disclosed on Schedule 4.7, there are no examinations by any state insurance department examiners or any other Government Entities in progress involving any of the Purchased Companies or the UBI Business, nor, to the Knowledge of Seller, are any such examinations pending or scheduled with respect to any of the Purchased Companies or the UBI Business.

4.7.(b) Seller has provided to Buyer copies of all other material holding company filings or submissions made by any Purchased Company or, with respect to the UBI Business, any other Unitrin Affiliate with any insurance regulatory authority since January 1, 2005.

4.7.(c) Each Purchased Company has filed all material reports, registrations, filings and submissions required to be filed with any insurance regulatory authority since January 1, 2005, except where the failure to make such filings could not reasonably be expected to have a Material Adverse Effect. All such reports, registrations, filings and submissions were in compliance with applicable Law when filed or as amended or supplemented, except where such failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

4.8. Contracts.

4.8.(a) Except for those reinsurance contracts listed on Schedule 4.8.(b), Schedule 4.8.(a) sets forth a list of all contracts, agreements and legally binding commitments, including without limitation each loan, security, joint venture, partnership, employment, consulting, severance, incentive, confidentiality, nondisclosure and exclusive dealing contract, agreement or commitment; and each indenture, mortgage, note or other debt instrument, letter of credit, warranty, guaranty, indemnity and lease, to which any of the Purchased Companies or other Unitrin Affiliate is bound in any respect and which relate, in whole or in part, to the UBI Business, but excluding (i) all insurance policies or contracts issued by any of the Purchased Companies or any of their Affiliates, (ii) all contracts with insurance agents or agencies, (iii) any contract or agreement that has expired or lapsed pursuant to its terms without any further liability to a Purchased Company, (iv) any contract or agreement with respect to goods or services that involves less than $50,000 in goods or services, and (v) any contract which is not being assigned or transferred as part of the UBI Assets and that has been assumed by Unitrin or a Unitrin Affiliate other than a Purchased Company (the "**Contracts**").

4.8.(b) Schedule 4.8.(b) separately sets forth all contracts relating to reinsurance, coinsurance or similar arrangements to which any of the Purchased Companies is a party (the "**Reinsurance Agreements**") and the effective date and termination date of each Reinsurance Agreement. Except as could not reasonably be expected to have a Material Adverse Effect, none of the Purchased Companies is in default in any respect as to any provision of any Reinsurance Agreement. All benefits to the respective Purchased Companies and all amounts owing by the respective Purchased Companies in respect of the Reinsurance Agreements are accounted for in all material respects on the Statutory Statements in accordance with SAP. Except as set forth in Schedule 4.8.(b), each of the Purchased Companies is entitled to take full credit in its statutory financial statements pursuant to applicable Laws for all reinsurance ceded pursuant to any Reinsurance Agreement to which such Purchased Company is a party. There are no separate written or oral agreements between any of the Purchased Companies and any assuming reinsurer that would under any circumstances, reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any Reinsurance Agreement, other than inuring contracts that are explicitly defined in the Reinsurance Agreements. Except as set forth in Schedule 4.8.(c), no Reinsurance Agreement to which a Purchased Company is a party contains any provision providing that the other party thereto may terminate or amend such treaty or agreement by reason of the transactions contemplated by this Agreement.

4.8.(c) Except as otherwise disclosed on Schedule 4.8.(c), since December 31, 2006, no Contract or Reinsurance Agreement has been modified or terminated other than in accordance with its terms or as could not reasonably be expected to have a Material Adverse Effect, and neither Seller nor any of the Purchased Companies has received notice of any possible modification or termination of any Contract or Reinsurance Agreement that would be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Except as otherwise disclosed on Schedule 4.8.(c), each of the Purchased Companies has performed, or is now performing, the obligations under, and is not in default of (and would not by the lapse of time and/or the giving of notice be in

default of), nor has received notice of default or notice of termination of, any Contract or Reinsurance Agreement, except where such default could not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, no party who is a party to or bound by any of the Contracts or Reinsurance Agreements is in default thereunder except where such default could not reasonably be expected to have a Material Adverse Effect. Each of the Contracts and Reinsurance Agreements is a legal, binding and enforceable obligation of or against those Purchased Companies or their Affiliates that are parties thereto, subject to the termination provisions contained therein.

4.9. Intercompany Accounts.

Schedule 4.9 contains a complete list of all intercompany balances, including loans and advances and commitments with respect thereto, as of December 31, 2006 in respect of Seller and/or its Affiliates on the one hand, and the Purchased Companies on the other hand, which balances have not materially increased or decreased since December 31, 2006 except in the ordinary course of business.

4.10. Real Property.

None of the Purchased Companies currently owns any real property or has owned any real property since becoming a Unitrin Affiliate.

4.11. Bank Accounts.

Schedule 4.11 constitutes a full and complete list of all the bank accounts, including escrow and investment custodial accounts, for each of the Purchased Companies, together with the names of Persons authorized to draw thereon. Except as set forth in Schedule 4.11 and for securities on deposit with Government Entities, all cash and securities in such accounts are not subject to any restriction or limitation as to withdrawal.

4.12. Employees.

4.12.(a) None of the Purchased Companies (other than MCIC) currently have any employees and such entities have not employed any employees since the incorporation of Unitrin. MCIC does not currently have any employees and has not had any employees since it has been a Unitrin Affiliate.

4.12.(b) Except as otherwise disclosed on Schedule 4.12.(b), (i) none of the Purchased Companies (other than MCIC) currently maintain or have any liabilities or obligations under any Employee Benefit Plan, nor have they maintained or had any liabilities or obligations under any Employee Benefit Plans since the incorporation of Unitrin, and (ii) MCIC does not currently maintain or have any liabilities or obligations under any Employee Benefit Plan, nor has it maintained or had any liabilities or obligations under any Employee Benefit Plans since it has been a Unitrin Affiliate.

4.13. Permits.

Schedule 4.13 hereto identifies all material Permits issued to each of the Purchased Companies or, in connection with the UBI Business, Seller or any Non-Purchased Company. Except as identified on Schedule 4.13 hereto or as could not reasonably be expected to have a Material Adverse Effect, all such Permits (excluding licenses, approvals, registrations, authorizations, consents, qualifications and filings required to do business as an authorized insurer in a given jurisdiction) are duly issued and valid and no violations exist in respect of any such Permit and no investigation or proceeding is pending or, to the Knowledge of Seller, threatened, that would be reasonably likely to result in the revocation, cancellation or suspension, or any modification, limitation or restriction of any such Permit. Except as identified on Schedule 4.13 hereto, all licenses, approvals, registrations, authorizations, consents, qualifications and filings required to do business as an authorized insurer in a given jurisdiction are duly issued and valid and no violations exist in respect of any such licenses, approvals, registrations, authorizations, consents, qualifications or filings and no investigation or proceeding is pending or, to the Knowledge of Seller, threatened, that would be reasonably likely to result in the revocation, cancellation or suspension, or any modification, limitation or restriction of any such licenses, approvals, registrations, authorizations, consents, qualifications or filings.

4.14. Litigation.

Except as set forth on Schedule 4.14 or as could not reasonably be expected to have a Material Adverse Effect, there (a) are no outstanding orders, decrees or judgments by or with any Government Entity which any of the Purchased Companies or, with respect to the UBI Business, any other Unitrin Affiliate, is a party and/or subject to, and (b) is no suit, action, proceeding, investigation or arbitration (excluding those relating to policies or contracts of insurance) pending or, to the Knowledge of Seller, threatened against any of the Purchased Companies or, with respect to the UBI Business, any other Unitrin Affiliate, at law or in equity, or before or by any Government Entity or before any arbitrator of any kind. Except as could not reasonably be expected to have a Material Adverse Effect, there is no action, suit, investigation, arbitration or proceeding that has been served on Seller, any of the Purchased Companies or, with respect to the UBI Business, any other Unitrin Affiliate, or to the Knowledge of Seller, that is pending without service or threatened against Seller or any of the Purchased Companies or, with respect to the UBI Business, any other Unitrin Affiliate, or any properties or rights of Seller or any of the Purchased Companies or any UBI Assets, by or before any Government Entity or before any arbitrator of any kind, which action, suit, investigation or proceeding could reasonably be expected to impair the ability of Seller or any of its Affiliates to perform its obligations under this Agreement or any of the Related Agreements to which they are a party.

4.15. Consents.

Schedule 4.15 contains a full and complete list of all necessary permits, authorizations, consents, waivers, approvals and non-disapprovals of any Person including all Government Entities required to be obtained by Seller, the other Non-Purchased Companies and/or the Purchased Companies in connection with the execution and delivery of this

Agreement and any applicable Related Agreement and the performance of their respective obligations hereunder and thereunder.

4.16. Brokers or Finders.

Except for the fees of Fox-Pitt Kelton Cochran Caronia Waller, which fees shall be paid by Seller or one of its Affiliates, neither Seller nor any of the Purchased Companies has incurred, nor will any of them incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

4.17. Tax Matters.

4.17.(a) Definitions. For purposes of this Agreement, the following terms are defined as follows:

(i) "**Buyer's Related Parties**" means each member of any affiliated, consolidated or combined group as defined for purposes of any Tax, of which Buyer is a member at any time.

(ii) "**Code**" means the Internal Revenue Code of 1986, as amended.

(iii) "**Seller's Related Parties**" means each member of any affiliated, consolidated or combined group as defined for purposes of any Tax, of which Seller is a member at any time.

(iv) "**Taxes**" or "**Tax**" means all federal, state, local or foreign taxes, charges, fees, levies, rates or dues, or other assessments, including all income, capital gains, capital, sales, use, excise, transfer, goods and services, value added, franchise, withholding, payroll, premium, gross receipts, employment, employment insurance, business, property or other taxes, customs, duties, surtaxes, fees, assessments, charges or governmental imposts of any kind whatsoever imposed by any governmental authority or taxing authority, together with any interest, penalty, fine, or addition thereto, whether disputed or not.

(v) "**Tax Return**" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.17.(b) Consolidated Group. Seller and each Purchased Company are includible members of an affiliated group of corporations filing consolidated federal income Tax Returns under sections 1501-1505 of the Code, of which Unitrin is the common parent.

4.17.(c) Tax Returns Filed and Taxes Paid. All material Tax Returns required to be filed by or on behalf of the Purchased Companies have been timely filed, all such Tax Returns were true and correct in all material respects. All Taxes owed and due by the Purchased Companies (whether or not shown, or required to be shown, on Tax

Returns) have been paid. There are no liens for Taxes on any of the assets of the Purchased Companies or UBI Assets sold or assigned pursuant to Section 2.3, or with respect to the UBI Renewal Rights, other than for Taxes not yet due and payable.

4.17.(d) Withholding. All Taxes required to have been withheld and paid in connection with amounts paid or owing, by or on behalf of any Purchased Company, to any employee, independent contractor, policyholder, contract holder, certificate holder, creditor, shareholder, foreign person, or other third party to the extent applicable, have been withheld and paid. All material information returns and payee statements required under the Code and the Treasury regulations thereunder to have been filed or furnished by each Purchased Company with respect to amounts paid or owing, by or on behalf of such Purchased Company, to employees, independent contractors, policyholders, contract holders, certificate holders creditors, shareholders, foreign persons, and other third parties have been filed or furnished in a timely manner (taking into account permitted extensions timely obtained, if any) and were true and correct when so filed or furnished.

4.17.(e) Tax Audits. The federal income Tax Returns filed on behalf of each Purchased Company have been audited by the IRS or closed by the applicable statute of limitations for all taxable periods ended on or prior to December 31, 2003, and no Purchased Company has received from the IRS or from the tax authorities of any state, county, local or other jurisdiction any audit notification or notice of underpayment of Taxes or other deficiency, claim or assessment which has not been paid or settled nor any objection to any Tax Return or report filed by or on behalf of such Purchased Company. Except as set forth in Schedule 4.17.(e), there are outstanding no agreements or waivers extending the statutory period of limitations applicable to any Tax Return.

4.17.(f) Parachute Payments. No Purchased Company is subject to any agreement that could obligate it to make payments that will not be deductible because of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and (b)(5) of the Code) or Section 162(m) of the Code.

4.17.(g) Private Letter or Comparable Rulings. Except for an IRS letter ruling obtained in 2001 by Unitrin for its Section 355 spin-off of Curtiss-Wright Corporation, none of the Purchased Companies is subject to, nor has applied for while affiliated with Seller, any private letter ruling of the IRS or comparable rulings of any Government Entity with respect to Taxes. None of the Purchased Companies or any other Person on their behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

4.17.(h) Required Income Inclusions or Deduction Exclusions. None of the Purchased Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction entered into or excess loss account arising on or prior to the Closing Date, as

described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (iv) installment sale or open transaction made on or prior to the Closing Date, or (v) prepaid amount (other than premiums) received on or prior to the Closing Date.

4.17.(i) Section 341(f) and 897(c)(2) of the Code. Except as could not reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of Seller, none of the Purchased Companies has ever filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations and Section 341(f)(2) does not apply to any of the Purchased Companies' assets, and (ii) none of the Purchased Companies is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii), of the Code.

4.17.(j) Section 355 of the Code. None of the Purchased Companies has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

4.17.(k) Limitations on Net Operating Losses/Passive Foreign Investment Company/Controlled Foreign Corporation. None of the Purchased Companies has net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return Treasury regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). None of the Purchased Companies owns, directly or indirectly, any interests in an entity that has been or would be treated as a "passive foreign investment company" within the meaning of Section 1297 of the Code or as a "controlled foreign corporation" within the meaning of Section 957 of the Code.

4.17.(l) Tax Sharing Agreements. Except as set forth in Schedule 4.17.(l), none of the Purchased Companies is a party to any Tax sharing agreement or similar arrangement. Except as set forth in Schedule 4.17.(l), none of the Purchased Companies has any liability for the Taxes of any Person (other than such Purchased Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax law), or as a transferee or successor, or by contract, or otherwise.

4.17.(m) To the Knowledge of Seller, within the past seven (7) years no claim has been made by a Government Entity in a jurisdiction where the Purchased Companies do not file Tax Returns that the Purchased Companies are or may be subject to Tax in that jurisdiction. None of the Purchased Companies has, or has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

4.17.(n) None of the Purchased Companies has (i) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (ii) participated or engaged in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law).

4.18. Compliance with Law.

4.18.(a) Except as set forth in Schedule 4.18.(a) or as could not reasonably be expected to have a Material Adverse Effect, the Purchased Company and, in connection with the UBI Business, the Seller and each applicable Non-Purchased Company (i) has in full force and effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, (ii) is in compliance with all applicable Law, and (iii) no suspension or cancellation of any of such Permits is pending, or to the Knowledge of the Seller, threatened. No Purchased Company, nor Seller or any Non-Purchased Company with respect to the UBI Business, has received written notice from (nor does Seller have other Knowledge of) any Government Entity asserting noncompliance with any Law except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Purchased Company is in compliance with applicable Law regarding the collection, use and disclosure of personal or private information of customers or consumers who are natural persons, except where such failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Assuming that the consents and approvals contemplated by Section 4.15 are obtained, no Permit referred to above shall be terminated or materially impaired or become terminable, in whole or in part, as a result of the consummation of the transactions contemplated hereby, except where such termination or impairment could not reasonably be expected to have a Material Adverse Effect.

4.18.(b) Except as set forth in Schedule 4.18.(b), all in-force insurance policy forms issued with respect to the UBI Business that are required to be approved by an insurance regulatory authority, to the extent required by applicable Law, have been approved by all applicable insurance regulatory authorities or filed with and not objected to by such insurance regulatory authorities within the period provided by applicable Law for objection, except where such failure to file or obtain the requisite approval could not reasonably be expected to have a Material Adverse Effect.

4.19. Pre-Closing Liabilities of the Purchased Companies.

The Purchased Companies:

4.19.(a) as of the Closing Date, have no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except as disclosed or reserved against in the Measurement Date Balance Sheet (excluding deferred tax liabilities which will not be recorded in the Measurement Date Balance Sheet and which are separately provided for in Section 8 of this Agreement);

4.19.(b) as of and following the Closing Date, will not be obligated or liable to pay or incur any amount or Claim under or in connection with any contracts, agreements or legally binding commitments (including without limitation any loans, security, joint ventures, or partnerships, any employment, consulting, severance, incentive, confidentiality, nondisclosure and exclusive dealing contracts, agreements or commitments, and any indentures, mortgages, notes or other debt instruments, letters of credit, warranties, guaranties, indemnities and leases) (excluding the Related Agreements, any insurance policies written directly or assumed by the Purchased Companies, any of the UBI Business Contracts, and contracts with insurance agents or agencies) to which any of the Purchased Companies or other Unitrin Affiliate is bound in any respect as of the Closing Date and which relate, in whole or in part, to the UBI Business, in excess of the amount, if any, as to any such contracts, agreements or legally binding commitments that shall be accrued and reflected on the Measurement Date Balance Sheet;

4.19.(c) as of and following the Closing Date, will not be obligated or liable to pay or incur any amount or Claim under or in connection with any (i) outstanding order, decree or judgment by or with any Government Entity to which any of the Purchased Companies or, with respect to the UBI Business, any other Unitrin Affiliate, is a party and/or is subject as of the Closing Date, or (ii) any suit, action, proceeding, investigation or arbitration (excluding those relating to policies or contracts of insurance) against any of the Purchased Companies or, with respect to the UBI Business, any other Unitrin Affiliate, at law or in equity, or before or by any Government Entity or before any arbitrator of any kind, that shall relate to the operation of the UBI Business prior to the Closing Date (other than matters and risks that are reinsured under the Quota Share Agreement), in excess of the amount, if any, as to any such matter described in (i) or (ii) that shall be accrued and reflected on the Measurement Date Balance Sheet; provided, however, that the obligations described in (i) shall not include any obligation arising out of action or inaction by the Purchased Companies or their Affiliates on or after the Closing Date with respect to any order, decree or judgment listed on Schedule 4.14; and

4.19.(d) as of and following the Closing Date, will not be obligated or liable to pay or incur any fee, penalty, assessment or other amount or Claim under or in connection with the noncompliance by any Purchased Company with any Law on or prior to the Closing Date, in excess of the amount, if any, as to any such noncompliance that shall be accrued and reflected on the Measurement Date Balance Sheet.

4.20. Investment Company.

None of the Purchased Companies is, or is required to be, registered, licensed or qualified as an investment adviser or a broker-dealer or as a commodity trading advisor, a commodity pool operator or a futures commission merchant or any or all of the foregoing. None of the Purchased Companies is an investment company within the meaning of the Investment Company Act of 1940, as amended.

4.21. Related Party, Director, Officer, or Senior Executive Transactions.

Schedule 4.21 lists all material contracts between any Purchased Company, on the one hand, and, on the other hand, any of the following Persons: (i) Unitrin or Seller or any of their Affiliates (other than the Purchased Companies) and (ii) any director, officer or senior executive of Unitrin or its Affiliates (including the Purchased Companies), in each case which will not be terminated without further liability to the Purchased Companies on or prior to the Closing.

4.22. Technology and Intellectual Property.

4.22.(a) Except as set forth in Schedule 4.22.(a), (i) each Purchased Company has valid, enforceable rights or licenses to use and (ii) no Purchased Company has received any written notice of any infringement of the rights of any third party with respect to, any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, Internet domain names (including any registrations, licenses or rights relating to any of the foregoing), computer software, trade secrets, inventions and know-how that are necessary to carry on the UBI Business as presently conducted free and clear of all Liens (each, an "**Intellectual Property Right**") that, if such infringement is determined to be unlawful, could reasonably be expected to have a Material Adverse Effect. Seller has no Knowledge of any infringement of or challenges to the material Intellectual Property Rights.

4.22.(b) Schedule 4.22.(b) contains a complete and accurate list of (i) registered and applied for patents, trademarks, service marks, copyrights, or domain names owned or licensed by any Purchased Company or, with respect to the UBI Business, any other Unitrin Affiliate, in each case specifying the jurisdiction in which the applicable registration has been obtained or pending application has been filed, and, where applicable, the registration or application number therefor and (ii) material common law trademarks and service marks owned by any Purchased Company or, with respect to the UBI Business, any other Unitrin Affiliate and other Intellectual Property Rights owned or licensed by any Purchased Company or, with respect to the UBI Business, any other Unitrin Affiliate.

4.22.(c) To the Knowledge of Seller, neither any Purchased Company nor, with respect to the UBI Business, any other Unitrin Affiliate has suffered a material security breach with respect to its data or systems requiring notification to customers, except for such security breaches which could not reasonably be expected to have a Material Adverse Effect.

4.23. Absence of Certain Changes.

Since December 31, 2006, each Purchased Company and, with respect to the UBI Business, each other Unitrin Affiliate has conducted its business in all material respects in the ordinary course except in connection with or in anticipation of this Agreement and the transactions contemplated herein. Except (i) as contemplated or permitted by this Agreement; (ii) as disclosed in Schedule 4.23; or (iii) as required by Law, during the period from December

31, 2006 to the date hereof, no Purchased Company and, with respect to the UBI Business, no other Unitrin Affiliate has performed any of the actions listed in Sections 7.2.(b) or 7.2.(d).

4.24. Personal Property.

Except as set forth on Schedule 4.24, the Purchased Companies own no personal property other than the cash or other financial assets constituting the TLIC Capital and the statutory capital and surplus of the other Purchased Companies as reported in the Statutory Statements, and each Purchased Company has good title to all such property, respectively, except in the case of the TLIC Capital which is under the joint control of Seller and the TDI.

4.25. Agents.

Except as set forth on Schedule 4.25, all commissions due and payable by the Purchased Companies or the other applicable Unitrin Affiliates related to the UBI Policies have been paid, except for payments which have not been paid (i) due to timing differences or lags in the ordinary course of business or (ii) because they are being contested by a Purchased Company or a Unitrin Affiliate in good faith and, except as described on Schedule 4.25, each Purchased Company and other Unitrin Affiliate are not involved in any disputes with agents, brokers, producers or other entities through which the UBI Business is marketed and distributed.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties, each of which is true and correct on the date hereof (other than those representations and warranties provided as of a specific date), shall remain true and correct to and including the Closing Date, and shall survive the Closing as provided herein. All representations and warranties of Buyer are made subject to the exceptions specifically disclosed by Buyer in the Disclosure Schedule delivered contemporaneously with the execution of this Agreement, which shall consist of the aggregate of Schedules specifically set forth in this Article, and Buyer excludes and disclaims any and all implied representations and warranties.

5.1. Organization.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2. Authority.

Buyer and/or its applicable Affiliates have full power and authority, corporate or otherwise, to execute and deliver this Agreement and any applicable Related Agreement to which Buyer and/or its applicable Affiliates are parties, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and each Related Agreement to which Buyer and/or one or more of its Affiliates are parties, when executed and delivered, will constitute, the valid and binding obligation of Buyer and/or its Affiliates, as applicable, enforceable against Buyer and/or its applicable Affiliates in accordance with its terms, subject to (i) bankruptcy, insolvency

rehabilitation, receivership, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) limitations imposed by equitable principles of general applicability (whether considered in a proceeding at law or in equity). The execution and delivery of this Agreement and any applicable Related Agreement by Buyer and/or one or more of its Affiliates, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of Buyer and, as required, its respective corporate parents and other Affiliates, and, except as set forth on Schedule 5.5, such execution and delivery do not require the approval of any other Person or Government Entity.

5.3. No Conflict.

The execution and delivery of this Agreement and any Related Agreement by Buyer and/or one or more of its Affiliates, and the performance of their obligations hereunder or thereunder, are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the articles of incorporation or bylaws of Buyer or its applicable Affiliates, or any note, debt instrument, security instrument, deed of trust or mortgage or any other contract, agreement or commitment binding upon Buyer or its applicable Affiliates or their assets and properties, or conflict with or violate any applicable Law, regulation, judgment, order or decree of any Government Entity having jurisdiction over Buyer or its applicable Affiliates or their assets and properties.

5.4. Investment Representation.

Buyer is acquiring the Shares for its own account for investment purposes only and not for purposes of, or with a view to, or for offer or sale in connection with, any distribution. Buyer is an "accredited investor" within the meaning of Regulation D pursuant to the Securities Act. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares, and has sufficient net worth and income to bear the risk, and can afford the complete loss, of its investment in the Shares. Buyer acknowledges that the offering and sale of the Shares as contemplated by this Agreement are intended to be exempt from registration under the Securities Act, pursuant to Section 4(2) of the Securities Act, and may not be resold by Buyer except pursuant to an effective registration statement under the Securities Act or an exemption from registration thereunder and pursuant to registration or qualification (or exemption therefrom) under applicable state securities and insurance Laws.

5.5. Consents.

Schedule 5.5 contains a full and complete list of all necessary permits, authorizations, consents, waivers, approvals and non-disapprovals of third parties including all Government Entities required to be obtained by Buyer and/or its applicable Affiliates in connection with the execution and delivery of this Agreement and any applicable Related Agreement by Buyer or its applicable Affiliates and the performance of their respective obligations hereunder and thereunder.

5.6. No Litigation.

There is no action, suit, investigation or proceeding that has been served on Buyer or one or more of its Affiliates, or to the Knowledge of Buyer, is pending without service or threatened against Buyer or one or more of its Affiliates, or any properties or rights of Buyer or one or more of its Affiliates, by or before any court, arbitrator or administrative or Government Entity, which action, suit, investigation or proceeding would impair the ability of Buyer or one or more of its Affiliates to perform their respective obligations under this Agreement or any of the Related Agreements.

5.7. Brokers or Finders.

The Buyer has not incurred, nor will the Buyer incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

5.8. Sufficient Funds.

Buyer presently has access to, and will have access to as of the Closing Date, sufficient funds (or sufficient funds available under existing bank loans or lines of credit) to pay the Purchase Price.

6. RELATED AGREEMENTS AND COVENANTS

6.1. Valley Reinsurance Amendment and Reinsurance Termination Amendments.

6.1.(a) Each of the Purchased Companies (other than TLC) and the Non-Purchased Companies (other than Seller) is a party to its respective quota share reinsurance agreement with Seller pursuant to which Seller reinsures 100% or other designated percentage of the UBI Policies written by each Purchased Company and Non-Purchased Company (collectively, the "**Trinity Quota Share Agreements**"). Each of the Trinity Quota Share Agreements between Seller, on the one hand, and one of the Non-Purchased Companies, on the other hand (collectively, the "**Non-Purchased Company Quota Share Agreements**"), shall remain in force and effect following the Closing; provided, however, that Seller shall use its best efforts to amend the Trinity Quota Share Agreement between Seller and Valley in substantially the form attached hereto as Exhibit 6.1.(a) (the "**Valley Reinsurance Amendment**").

6.1.(b) Consistent with Section 3.3, at the Closing Seller and Buyer (acting through the Purchased Companies) shall execute written reinsurance termination amendments for each of the Trinity Quota Share Agreements between Seller, on the one hand, and one of the Purchased Companies, on the other hand (the "**Purchased Company Quota Share Agreements**"), in substantially the form attached hereto as Exhibit 6.1.(b) (collectively, the "**Reinsurance Termination Amendments**").

6.2. Quota Share Agreement.

Subject to the terms and conditions of the UBI Renewal Rights Agreement, the Parties will not commence the process of transferring the UBI Policies of the Non-Purchased Companies issued or located in any particular jurisdiction to insurance policies issued by Buyer's Affiliates (the "**UBI Renewal Rights Process**") unless and until one of Buyer's Affiliates obtains Policy Issuance Authority in that jurisdiction. Subject to the terms and conditions of the UBI Renewal Rights Agreement and the Quota Share Agreement, during any such **Licensing Period** ANA shall have the **Fronting Authority** on behalf of the Non-Purchased Companies to write their UBI Policies in such jurisdictions using insurance policies issued by the Non-Purchased Companies. For purposes, among others, of the Licensing Period and ANA's corresponding Fronting Authority, and consistent with Section 3.3, at the Closing Seller and Technology shall execute a written quota share reinsurance agreement in substantially the form attached hereto as Exhibit 6.2 (the "**Quota Share Agreement**").

6.3. TUIC Claims Services Agreement.

Seller and Technology shall execute the TUIC Claims Services Agreement substantially in the form attached hereto as Exhibit 6.3.

6.4. Administrative Services Agreement.

Seller, Valley and Technology shall execute the Administrative Services Agreement substantially in the form attached hereto as Exhibit 6.4.

6.5. Personal Lines Renewal Rights Transfers.

In addition to their UBI Policies, the Purchased Companies write policies of insurance constituting personal lines business (collectively, the "**Personal Lines Policies**") which Seller and the Purchased Companies are in the process of transferring to insurance polices issued by other Unitrin Affiliates upon the renewal of such policies (the "**Personal Lines Renewal Rights Transfers**"). Notwithstanding the foregoing Personal Lines Renewal Rights Transfers, some of the Personal Lines Policies will still be in-force on the Closing Date. Seller and Buyer hereby agree that, effective as of the Effective Time, the Purchased Companies will continue to implement their existing arrangement with Seller relative to the Personal Lines Renewal Rights Transfers as described in Schedule 6.5, and Buyer shall cause the Purchased Companies not to renew the Personal Lines Policies that are still in-force as of the Closing Date. For the avoidance of doubt, Buyer hereby acknowledges and agrees that, as between Seller, on the one hand, and the Purchased Companies and Buyer and its Affiliates, on the other hand, Seller has and, following the Effective Time, will continue to have sole and exclusive rights to solicit, underwrite, bind, issue, continue, and/or renew the Personal Lines Policies, except as otherwise required by applicable Law or other contract.

6.6. Transfer of UBI Employees.

6.6.(a) Effective as of the Closing Date, Seller and Valley, as the case may be, shall terminate the employment of those employees identified on Schedule 6.6.(a) as the **Solicited Policy Issuance Employees**, and Buyer shall cause ANA to offer employment

to the Solicited Policy Issuance Employees effective upon such termination of employment by Seller and/or Valley. The offers of employment to the Solicited Employees as contemplated by this Section 6.6.(a) and Section 6.6.(b) shall be at least at the same base salary or wages and shall provide for enrollment of the Solicited Employees into the benefit plans made available to similarly situated employees of the Buyer and its Affiliates (individually, a "**Buyer Offer**").

6.6.(b) Effective as of nine (9) months following the Closing Date, Seller and/or Valley, as the case may be, shall terminate the employment of those UBI Employees identified on Schedule 6.6.(a) as the **Solicited Claims Employees**, and Buyer shall cause ANA to extend Buyer Offers (which shall be consistent with the required terms of such a Buyer Offer as described in Section 6.6.(a)) to each Solicited Claims Employee effective upon the termination of each Solicited Claims Employee by Seller and/or Valley. Seller and Valley shall not terminate the employment of any Solicited Claims Employee except in accordance with this Section 6.6.(b) or for cause; provided, however, that any Solicited Claims Employee may voluntarily terminate his or her employment at any time and neither Seller nor Valley shall have any liability under this Agreement arising from any such voluntary termination. Solicited Policy Issuance Employees and Solicited Claims Employees shall hereinafter be referred to collectively as "**Solicited Employees**."

6.6.(c) With respect to each Solicited Employee who accepts a Buyer Offer ("**Transferred Employee**"), Buyer shall cause ANA to (i) credit each Transferred Employee with his or her years of service based upon each individual employee's term of employment with Seller, Unitrin, their current and former Affiliates, MIC, Lumbermens Mutual Casualty Company, and/or other predecessor companies, as the case may be, with respect to benefits eligibility and vesting (other than retirement plan benefit accrual) under the benefit plans and programs maintained by ANA, including but not limited to vacation and severance plans, and (ii) apply severance policies to each Transferred Employee separately for a period of no less than twelve (12) months following the hiring of such Transferred Employee that are in accordance with the severance policies of Seller and/or Valley, as the case may be, as in effect prior to the Closing Date, and Buyer shall credit each Transferred Employee with his or her years of service based upon each individual employee's term of employment with Seller, Unitrin, their current and former Affiliates, MIC, Lumbermens Mutual Casualty Company, and/or other predecessor companies, as the case may be, for purposes of such severance policies. Buyer further hereby agrees to cause ANA to ensure that its welfare plans (and insurers, if applicable) waive any and all pre-existing conditions of the Transferred Employees for purposes of the application and administration of such welfare benefit plans, and shall credit under such plans any deductibles or out-of-pocket expenses incurred by the Transferred Employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in such plans or programs. For the avoidance of doubt, the amount of service credited to each Transferred Employee pursuant to this Section 6.6.(c) shall equal the amount of service credited to such employee as of the Closing Date under the relevant benefit plan of the Seller, Unitrin, or their Affiliates.

6.6.(d) Seller and Buyer agree that, with respect to the Transferred Employees, Seller and/or Valley, as the case may be, and ANA, respectively meet the definitions of

"predecessor" and "successor" as defined in Internal Revenue Procedure 2004-53. For purposes of reporting employee remuneration to the IRS on Forms W-2 and W-3 for the calendar year within which the Closing Date occurs, Seller and/or Valley, as the case may be, and ANA will utilize the "Standard Procedure" described in such Internal Revenue Procedure. Seller and/or Valley, as the case may be, and Buyer agree that, for purposes of reporting employee remuneration for Federal Insurance Contributions Act ("**FICA**") purposes for the calendar year within which the Closing Date occurs, Seller and/or Valley, as the case may be, meet the definition of "predecessor" and ANA meets the definition of "successor" as defined in IRS Regulation Section 31.3121(a)(1)-1(b). Seller and/or Valley, as the case may be, will supply to Buyer and/or ANA, with respect to all Transferred Employees, all cumulative payroll information as of the Closing Date that Buyer and/or ANA, shall reasonably require in order to employ IRS Regulation Section 31.3121(a)(1)-1(b).

6.6.(e) Seller and/or Valley, as the case may be, agree to pay to the applicable federal, state and city Government Entity those payroll tax amounts respectively withheld or required to be withheld with respect to the Transferred Employees for periods ending on or prior to the respective dates on which such Transferred Employees' employment with the Seller and/or Valley, as the case may be, is terminated, and Buyer agrees to pay such amounts for periods beginning thereafter.

6.6.(f) WARN Act. With respect to Seller's or Valley's terminations of the employment of the UBI Employees which take place on, before or, after the Closing Date, Seller shall be responsible for the notification required, if any, under the Workers Adjustment Retraining and Notification Act, as amended (the "**WARN Act**"), or other Laws governing mass layoffs and plant closings. With respect to Buyer's or its Affiliates' terminations of the employment of Transferred Employees following the Closing Date, Buyer agrees that Buyer and ANA shall be jointly responsible for the notification required, if any, under the WARN Act or other Laws governing mass layoffs and plant closings.

6.6.(g) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of the UBI Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

6.6.(h) Transition. During the period from the date of this Agreement through the Closing Date, Seller shall make the UBI Employees available and provide access to the Dallas and Portland office space to Buyer and the Buyer Group as reasonably requested in order to facilitate the Buyer's and/or its Affiliates' assumption of the UBI Renewal Rights and occupancy of the Dallas and Portland offices pursuant to the Dallas Sublease and Portland Sublease.

7. PRE-CLOSING COVENANTS

Seller and Buyer covenant as follows for the period from the date of this Agreement through the Closing Date:

7.1. Right of Access and Inspection.

Buyer's officers, employees, consultants, accountants, actuaries, attorneys and other designated agents shall have the right, upon reasonable notice, during normal business hours and in a manner so as not to disrupt the orderly conduct of business of Seller, the Purchased Companies and/or the Non-Purchased Companies, to inspect (and make copies of) such of the Books and Records as Buyer may reasonably request, subject to Seller using its best efforts to obtain the consent of MIC to any such request.

7.2. Conduct of Business Pending the Closing.

7.2.(a) From the date hereof until the Closing, except as otherwise approved in writing by the Buyer, Seller shall cause the Purchased Companies, the Non-Purchased Companies, and other Unitrin Affiliates as it relates to the UBI Business to use commercially reasonable efforts, consistent with their past practices and policies, to (i) maintain in effect all Permits necessary to carry on the UBI Business as currently conducted; (ii) preserve material existing relationships, if any, with their agents, customers, lenders, suppliers, regulators, rating agencies and others, if any, relative to the UBI Business; (iii) continue to operate in the ordinary course of business; (iv) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of their assets, business, operations, officers, directors or underwriters relative to the UBI Business, except as required by applicable Law; and (v) not undertake any new business initiatives relative to the UBI Business; provided, however, they may undertake new operational initiatives, including, but not limited to, initiatives which are intended to improve their business and operations.

7.2.(b) Without the prior written consent of Buyer or Seller, as the case may be, which consent shall not be unreasonably withheld, neither Buyer nor Seller will:

(i) take any action that would prevent or materially impair the ability of either to consummate this Agreement, the Related Agreements, or any transactions contemplated thereby, including, without limitation, actions that would be reasonably likely to prevent or materially impair the receipt of any consent, registration, approval, permit or authorization, that is necessary in connection with the execution and delivery of this Agreement or the Related Agreements, and the consummation of the transactions contemplated hereby and thereby;

(ii) pay, grant or commit to grant any increase in any remuneration (including salary, incentive, change in control, retention or severance compensation or benefits) of any UBI Employee, except for any (a) pay-to-stay or similar bonus extended to any UBI Employee in an effort to retain their services within Seller or Valley, as the case may be, for the period preceding the Closing Date, and (b) increases in the ordinary course of business consistent with past practices;

(iii) make any changes in the commission or other compensation paid to producers in connection with the UBI Business whether pursuant to standard programs or schedules or agency agreements, except for any such changes in the ordinary course of business consistent with past practices;

(iv) fail to comply with its underwriting procedures, policies and standards in all material respects in connection with the UBI Business; or

(v) except as contemplated hereby and for the Reinsurance Agreements listed in Schedule 7.2.(b)(v), amend, modify, supplement, terminate, commute, nonrenew or permit to expire any of the Reinsurance Agreements.

7.2.(c) Nothing in this Section 7.2 is intended to result in Seller or the Purchased Companies ceding control to the Buyer of the Purchased Companies', Non-Purchased Companies, or other Unitrin Affiliates' basic ordinary course of business and commercial decisions prior to the Closing Date.

7.2.(d) With respect to the Purchased Companies, Seller shall not, and shall not allow any of the Purchased Companies to, make or change any material election in respect of their Taxes, adopt or change any accounting method in respect of their Taxes or otherwise, enter into any closing agreement, settle any claim or assessment in respect of their Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of their Taxes, except upon prior written notification to Buyer.

7.3. Cooperation.

Each Party shall use its commercially reasonable efforts, in cooperation with the other Party, to satisfy all conditions precedent to the consummation of the transactions contemplated by this Agreement.

7.4. Consents.

Seller will use its best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated by the Agreement and the Related Agreements.

7.5. Regulatory Approvals.

7.5.(a) The Parties shall use all reasonable, diligent and commercially reasonable efforts, and cooperate with each other, to obtain as promptly as practicable the approvals of each Government Entity required to be obtained to consummate the transactions contemplated by this Agreement, and each Party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Buyer and Seller shall have the right to review in advance, and shall consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Seller, the Purchased Companies, the Non-Purchased Companies or Buyer, as the case may be, and any of their respective Affiliates, which appear in any

filing made with, or written materials submitted to, any third party or any Government Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either Party with a right to review any information provided to any Government Entity on a confidential basis in connection with the transactions contemplated hereby, and the Party responsible for any such filing under applicable Law (the "**Responsible Party**") shall have the final authority and discretion concerning the form and content of any such filing. The Responsible Party for any such filing shall promptly deliver to the other Party evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The Responsible Party for a filing shall also promptly deliver to the other Party a copy of each material notice, order, opinion and other item or correspondence received by such filing Party from any Government Entity in respect of any such application (except for any confidential portions thereof).

7.5.(b) The Parties shall take all actions necessary to file, as soon as practicable, all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, and to respond as promptly as practicable to any inquiries received from any Government Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any insurance regulatory authority or other Government Entity in connection therewith.

7.5.(c) Without limiting the generality of the foregoing, Seller and Buyer shall cooperate with each other in good faith to identify, and enable the Responsible Party to make, all insurance filings with insurance regulatory authorities as required under applicable Law with respect to the transactions contemplated hereby ("**Filings**") within thirty (30) days after the execution of this Agreement. Each of the Filings shall be at the sole cost of the Responsible Party for that Filing. The Responsible Party for any Filing shall promptly make any and all other filings and submissions of information with insurance regulatory authorities, which are required or requested by such authorities to obtain the approvals required to consummate the transactions contemplated hereby. Seller agrees to furnish to or obtain for Buyer such information as Buyer may reasonably request in connection with Buyer's preparation of each Filing and any other filings or submissions for which Buyer or one of its Affiliates is the Responsible Party. Buyer agrees to furnish to or obtain for Seller such information as Seller may reasonably request in connection with Seller's preparation of each Filing and any other filings or submissions for which Seller or one of its Affiliates is the Responsible Party. The Responsible Party for each Filing shall use commercially reasonable efforts to prosecute the regulatory process for each Filing, and shall not abandon any Filing, until successful approval of such Filing is obtained or approval is denied by final order, or this Agreement terminates pursuant to Article 14. The Responsible Party for each Filing shall keep the other Party fully apprised of its actions with respect to all such Filings and submissions and shall timely provide the other Party with copies of each Filing and other filings or submissions in connection with the transactions contemplated by this Agreement.

7.5.(d) The Parties shall promptly advise each other upon receiving any communication from any Government Entity whose consent or approval is required for consummation of any transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

7.5.(e) The Parties agree to pursue commercially reasonable measures potentially required as conditions precedent to the approval of the transactions contemplated by this Agreement that are imposed by any Government Entity. Notwithstanding anything to the contrary contained herein, none of the Parties or any of their Affiliates shall be required to divest any assets or discontinue, limit or restrict any business activity as a condition to obtaining any such approval.

7.5.(f) If required by applicable Law, as promptly as possible, but in any event not later than thirty (30) days after the date hereof, Buyer, in cooperation with Seller, shall file with the FTC and Justice Department a notification in accordance with the HSR Act in connection with the transactions contemplated by this Agreement. Buyer, in cooperation with Seller, shall furnish promptly to the FTC and the Justice Department any additional information requested pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act. Buyer shall pay any filing fees (and costs of preparation of the notification) required to be paid in connection with such notification.

7.6. Notification of Changes.

7.6.(a) Each Party shall give the other Party prompt written notice after it has obtained Knowledge of: (i) any fact or circumstance which renders untrue, incorrect or misleading in any material respect any of the representations and warranties made by it in this Agreement, whether as of the date such representation and warranty was made or as of the date such Knowledge was obtained, and (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement which they are to comply with or satisfy under this Agreement, and (iii) any adverse change affecting its ability to perform its obligations under this Agreement.

7.6.(b) From time to time prior to the Closing Date, Seller may amend or supplement any Disclosure Schedule with respect to any matter that, (i) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to complete or correct any information in any representation or warranty contained in Article 3, and (ii) is expected to continue to exist on the Closing Date.

7.6.(c) For purposes of determining the Seller's fulfillment of the condition precedent set forth in Section 9.1, or in connection with an indemnity claim by Buyer pursuant to Article 13 in the event the transactions contemplated hereby are not consummated, no notice by Seller pursuant to Section 7.6.(a) or amendment or supplement to a Disclosure Schedule pursuant to Section 7.6.(b) shall be given effect so

as to render true or satisfied any corresponding representation, warranty, covenant, condition or agreement contained in this Agreement. In the event the transactions contemplated hereby are consummated, then for all other purposes, including an indemnity claim by Buyer pursuant to Article 13, each such notice, amendment and/or supplement shall be given effect so as to render true or satisfied any corresponding representation, warranty, covenant, condition or agreement contained in this Agreement. Notwithstanding anything in this Section 7.6 to the contrary, no notice, amendment and/or supplement shall constitute an update of the representations and warranties in Section 4.19 unless the Measurement Date Balance Sheet shall reflect the matters described in such notice, amendment and/or supplement.

7.7. Intercompany Accounts and Contracts.

All intercompany balances, including loans and advances and commitments with respect thereto, in respect of the Purchased Companies, on the one hand, and Seller and/or its other Affiliates, on the other hand, except for balances or amounts due between each other with respect to the Trinity Quota Share Agreements and/or any service agreements related to the Trinity Quota Share Agreements that are listed in Schedule 7.7, shall have been satisfied and all commitments with respect thereto shall have been terminated on or before the Closing Date. Except as otherwise provided herein, Seller shall cause all intercompany contracts or other arrangements (including, but not limited to, all management agreements and those relating to allocations of expenses, personnel, services or facilities) between or among any Purchased Companies or Affiliates of any Purchased Company to be terminated or unwound and amended to remove the Purchased Company as a party to such intercompany contracts, except for those intercompany contracts or other arrangements listed in Schedule 7.7.

7.8. Communications With Outside Parties.

Buyer and Seller will consult with each other on communications plans (which term is deemed to include press releases) developed for purposes of the announcement on the date the transaction contemplated hereby is announced and a reasonable period thereafter up to the time of Closing, and will co-operate to develop further communication plans as necessary. Such communication plans may address the communication needs of: (i) employees; (ii) capital markets; (iii) media; (iv) market services; and (v) any others deemed necessary by Buyer and Seller. For greater certainty, neither Party shall issue any press releases about the subject matter of this Agreement or the Related Agreements without the prior consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Unitrin, Inc. or Buyer may make filings or other disclosures under the rules or regulations of the federal Securities and Exchange Commission and/or the New York Stock Exchange or NASDAQ without the consent of Seller or Buyer, as the case may be, as required by applicable Law or applicable securities exchange rules.

7.9. Solicited Policy Issuance Employees and Solicited Claims Employees.

Seller shall not solicit or offer to the Solicited Policy Issuance Employees continued or new employment with Seller or its Affiliates that would be effective on or after the Closing, except with respect to Jack Lubner and Greg Himebauch. Seller shall not solicit or

offer to the Solicited Claims Employees continued or new employment with Seller or its Affiliates that would be effective following their termination in accordance with Section 6.6.(b).

7.10. Consulting Services.

In the event that Jack Lubner does not accept a position with Buyer and instead continues as an employee of Seller or its Affiliates, Seller covenants and agrees that for a period up to nine (9) months following the Closing Date, Seller shall provide the Buyer and its Affiliates reasonable access to, and the consulting services of, Jack Lubner upon Buyer's reasonable request, subject to and at mutually agreeable times and places for the performance of such services, and subject to Buyer reimbursing Seller for its actual costs in connection with such access and services.

8. TAX MATTERS

8.1. Applicable Asset Acquisition.

The Parties agree that the UBI Transfer Plan constitutes an applicable asset acquisition within the meaning of Section 1060 of the Code, and that the Purchase Price will be allocated for purposes of Section 1060 among (i) the Shares, (ii) control of TLIC, (iii) the UBI Assets, (iv) the assets transferred by Seller as premium pursuant to the Quota Share Agreement, and (v) Code Section 197 intangibles in accordance with Schedule 3.2. Seller (and Seller's Related Parties) and Buyer (and Buyer's Related Parties) will each report the transaction and such allocation to the IRS on IRS Form 8594.

8.2. Filing of Returns and Payment of Taxes.

8.2.(a) Seller Responsibility and Tax Indemnity.

(i) Returns. Seller (and Seller's Related Parties) shall prepare and timely file, or cause to be prepared and timely filed, all (i) material Tax Returns (other than Seller Consolidated Returns) required to be filed by or with respect to the Purchased Companies for periods ending on or before the Closing Date (a "**Separate Return**"), and (ii) all material consolidated, combined or similar Tax Returns for each consolidated, combined or similar group of which a Purchased Company is a member prior to the Closing Date (a "**Seller Consolidated Return**") (the Tax Returns describe in clauses (i) and (ii) being "**Pre-Closing Period Returns**"). Such Pre-Closing Period Returns shall be true and correct in all material respects and prepared in a manner consistent with past practices (except for differences resulting from the transactions contemplated hereby). Except as set forth in Section 8.2.(a)(ii) below, the Purchased Companies shall timely pay or cause to be timely paid all Taxes shown as due on the Separate Returns. Seller shall timely pay or cause to be timely paid all Taxes shown as due on the Seller Consolidated Returns (and Seller may collect from Purchased Companies on or before Closing their shares of Taxes payable on any Seller Consolidated Returns). On or after the Closing Date, Buyer or Purchased Companies may not amend or file any Pre-Closing Period Return or carry back

any loss, credit or similar Tax attribute to a Pre-Closing Period Return without Seller's consent, which consent, in the case of a Separate Return, shall not be unreasonably withheld.

(ii) Reconciliation. In the case of any Separate Return filed after the Closing Date, Buyer shall have the right (prior to filing) to review and comment on such Return and Seller shall consider such comments in good faith, and promptly after filing such Return, Seller shall provide Buyer (i) a copy of such Return as filed; (ii) a schedule of all Tax payments with respect to or creditable toward such Return, including estimated payments, credits from prior periods, deposits, extension payments, or payments with the Return, together with evidence that such payments were made; and (iii) a schedule computing the following difference: (A) the Tax shown as due on the Return, minus (B) without double counting, the sum of (x) the total Tax payments referred to in clause (ii) of this sentence made on or before, or arising in or from periods ending on or before, the Closing Date, and (y) any accrual or provision in respect of such Separate Return on the Measurement Date Balance Sheet (a "**Separate Return Reconciliation Amount**"). If the Separate Return Reconciliation Amount is a positive number, Seller shall pay such amount to Buyer, and if the Amount is negative, Buyer shall pay such amount to Seller. In addition, without double counting, Seller shall have the right to any refunds of Taxes from any Tax Return of Purchased Companies for a period ended on or before the Closing, and any such refunds (and any interest thereon) received by Buyer, the Purchased Companies, or Buyer's Related Parties (including by way of credit) shall be promptly paid over to Seller, unless such refund relates to a carryback of a post-Closing loss, credit or similar Tax attribute to a pre-Closing Tax period.

(iii) Tax Indemnity. Seller shall be liable for and shall indemnify and hold harmless Buyer and Purchased Companies from and against any and all (i) Taxes imposed on the Purchased Companies for any Tax periods (or portions of periods) ending on or before the Closing Date (including any Taxes solely attributable to the Section 338(h)(10) Election) and (ii) income Taxes for which the Purchased Companies are liable pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state or local Laws) as a result of being a member of a Consolidated Group with Seller or any of its Affiliates; provided, however, that such indemnity (under clause (i) or (ii)) shall not be available in respect of any Tax to the extent such Tax was (i) paid or otherwise discharged on or before the Closing Date, (ii) covered by estimated, extension, or similar payments, credits, or deposits, made or arising on or before the Closing Date, or (iii) accrued on the Measurement Date Balance Sheet.

8.2.(b) Buyer Responsibility.

(i) Returns. Buyer (and Buyer's Related Parties) shall prepare and timely file, or cause to be prepared and timely filed, all material Tax Returns (other than Pre-Closing Period Returns) required to be filed by or with respect to the Purchased Companies for periods ending after the Closing Date; provided,

however, that in the case of any such Tax Return that begins before the Closing Date (a "**Straddle Period Return**"), Seller shall have the right (prior to filing) to review and comment on such Straddle Period Return and Buyer shall consider such comments in good faith. All Straddle Period Returns shall be true and correct in all material respects and prepared in a manner consistent with past practices (except for differences resulting from the transactions contemplated hereby), and Buyer shall timely pay or cause to be paid all Taxes shown as due thereon, subject to Buyer's right to receive reimbursement from Seller as set forth in Section 8.2.(b)(ii) below.

(ii) Reconciliation. In the case of any Straddle Return, promptly after filing such Return, Buyer shall provide Seller (i) a copy of such Return as filed; (ii) a schedule of all Tax payments with respect to or creditable toward such Return, including estimated payments, credits from prior periods, deposits, extension payments, or payments with the Return, together with evidence that such payments were made; (iii) a schedule computing the portion of the Tax shown as due on such Return which relates to the portion of the straddle period covered by the Return ending on the Closing Date ("**Pre-Closing Tax**"); and (iv) a schedule computing the following difference: (A) the Pre-Closing Tax, minus (B) without double counting, the sum of (x) the total Tax payments referred to in clause (ii) of this sentence made on or before, or arising in or from periods ending on or before, the Closing Date, and (y) any accrual or provision in respect of such Straddle Return on the Measurement Date Balance Sheet (a "**Straddle Return Reconciliation Amount**"). For purposes of this Section 8.2, in the case of any Straddle Return, the Pre-Closing Taxes shall (x) in the case of any Taxes other than Taxes based upon or related to income, premium, receipts, or a specifically identifiable transaction or event, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, premium, receipts, or a specifically identifiable transaction or event, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. If the Straddle Return Reconciliation Amount is a positive number, Seller shall pay such amount to Buyer, and if the Amount is negative, Buyer shall pay such amount to Seller. In addition, without double counting, Seller shall have the right to any refunds of Pre-Closing Taxes, and any such refunds (and any interest thereon) received by Buyer, the Purchased Companies, or Buyer's Related Parties (including by way of credit) shall be promptly paid over to Seller, unless such refund relates to a carryback of a post-Closing loss, credit or similar Tax attribute to a pre-Closing Tax period.

8.2.(c) Section 338(h)(10) Election. Seller (and Seller's Related Parties) and Buyer (and Buyer's Related Parties) shall make an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) with respect to each Purchased Company acquired hereunder (the "**Section 338(h)(10) Election**"). Seller (and Seller's Related Parties) and Buyer (and Buyer's Related Parties)

will execute an IRS Form 8023, on which a Section 338(h)(10) Election is made, prior to, at, or after Closing, and timely file such Form 8023 with the IRS on Buyer's (and Buyer's Related Parties') behalf and Seller's (and Seller's Related Parties') behalf. For purposes of the Section 338(h)(10) Election, the sale price for the Shares of each Purchased Company and the interests in TLIC is the amount allocated thereto under Schedule 3.2. The determination of the deemed sale price of the assets of each Purchased Company and the allocation among the Purchased Company's assets shall be determined as soon as practicable following the Closing by mutual agreement of the parties acting in good faith, failing which each party may adopt any reasonable position.

8.2.(d) Ordering of Purchased Company Transactions. Buyer and Seller agree that the transactions contemplated in the Related Agreements to which the Purchased Companies are parties (the Reinsurance Termination Amendments and the Personal Lines Renewal Rights Transfers) shall be considered to occur prior to the Purchased Companies' sales of assets and assumption-reinsurance transactions that are deemed to occur at the close of the Closing Date under Treasury Regulation Sections 1.338-11 and 1.338(h)(10)-1. Accordingly, the Purchased Companies shall be treated as first receiving the Unearned Premium Reserves and paying the ceding commissions pursuant to the Reinsurance Termination Amendments, and thereafter, as "old targets," transferring the Unearned Premium Reserves to and receiving the ceding commission from themselves, as "new targets," in the deemed assumption-reinsurance transactions pursuant to Treasury Regulation Sections 1.338-11 and 1.338(h)(10)-1. Buyer and Seller agree that any transaction engaged in by a Purchased Company outside the ordinary course of business on the Closing Date after the Closing shall be treated for Tax Purposes as occurring on the day following the Closing Date under the "next day rule" in Treasury Regulation Sections 1.338-1(d), and Seller (and Seller's Related Parties), Buyer (and Buyer's Related Parties), and the Purchased Companies (and all persons related thereto under Sections 267(b) or Section 707 of the Code shall report the transactions in accordance with such treatment on their respective Tax Returns. In no event shall Seller be responsible for any Tax imposed on the Purchased Companies as "new targets" as a result of the Section 338(h)(10) Election (i.e., as the purchasing entities in the deemed sales), or as a result of any transaction outside the ordinary course of business occurring after the Closing, and notwithstanding anything herein to the contrary, such Tax shall not be considered a Separate Return Tax or a Pre-Closing Tax.

8.3. Tax Sharing Agreements.

All Tax sharing agreements or similar agreements (other than the provisions in this Agreement and the Related Agreements) with respect to or involving any Purchased Company prior to the Closing shall be terminated as to the Purchased Companies as of the Closing Date and, after the Closing Date the Purchased Companies shall have no claims, rights, Liabilities, or obligations thereunder. All intercompany Tax balances between the Purchased Companies and its Affiliates shall be settled pursuant to Section 7.7.

8.4. Transfer Taxes.

Buyer shall prepare and timely file all transfer, documentary, sales, use, stamp, registration and other such Tax Returns required to be filed in respect of the transactions contemplated hereby, and all such Taxes shall be split equally between the Parties.

8.5. Cooperation.

Seller and Buyer shall reasonably cooperate, and shall cause the Seller's Related Parties, in the case of the Seller, and the Buyer's Related Parties, in the case of the Buyer, and their respective agents, auditors, representatives, officers and employees to reasonably cooperate, in preparing and filing all Tax Returns and conducting any Tax audits and proceedings, including Buyer's provision of such information, schedules, pro forma returns, and signatures as Seller may reasonably request to enable Seller to prepare and file the Pre-Closing Period Returns.

9. CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

Buyer's obligation to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer to the extent permitted by Law:

9.1. Representations and Warranties.

The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, (i) except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, (ii) subject to any qualifying language contained within the representation and warranties and (iii) except where the failure of such representations and warranties to be true and correct have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller shall have performed and complied with all covenants, conditions and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

9.2. Injunction and Litigation.

There shall be in effect no injunction, writ, preliminary restraining order or any order of any nature directing that the transactions contemplated by this Agreement or the Related Agreements not be consummated as herein provided.

9.3. Consents and Approvals.

The approvals and consents listed on Schedules 4.15 and 5.5 (but not including approval(s) associated with the Valley Reinsurance Amendment) shall have been received, or deemed received; provided, however, that if Seller cannot obtain a consent listed in the Disclosure Schedules from a Person other than a Government Entity, Seller shall, subject to

Buyer's prior written approval (which shall not be unreasonably withheld), have the option (but not the requirement) to provide Buyer with substantially equivalent arrangements with respect to the item for which such consent could not be obtained, in which event the condition contained in this Section 9.3 shall be deemed satisfied. All applicable waiting periods under any federal or state statute or regulation, including the federal HSR Act, shall have expired or been terminated.

9.4. Delivery of Items at the Closing.

At the Closing, Seller shall have delivered to Buyer each of the items described in Section 3.4.(b)(ii).

9.5. Other Approvals.

The Purchased Companies and the Non-Purchased Companies shall hold all approvals and Permits necessary to enable the Purchased Companies and the Non-Purchased Companies to continue to carry on their UBI Business as conducted at present and pursuant to the Fronting Authority after consummation of the sale or transfer of control of the UBI Assets, Shares and TLIC, and no such approval (or any Permit granted to the Purchased Companies) shall have been withdrawn or suspended.

9.6. Consent to Buyer's Access to BPO Agreement.

CSC shall have executed and delivered to Buyer the CSC Agreement.

9.7. Execution of Related Agreements.

Seller shall have executed and delivered, and/or shall have caused its Affiliates to execute and deliver, the Related Agreements to all of the parties thereto.

10. CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

Seller's obligation to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller to the extent permitted by Law:

10.1. Representations and Warranties.

Except as could not reasonably be expected to have a Material Adverse Effect, the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, subject to any qualifying language contained therein and except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, except as could not reasonably be expected to have a Material Adverse Effect and subject to any qualifying language contained within such representations and warranties. Buyer shall have performed and complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

10.2. Injunction and Litigation.

There shall be in effect no injunction, writ, preliminary restraining order or any order of any nature directing that the transactions contemplated by this Agreement or the Related Agreements not be consummated as herein provided.

10.3. Approvals and Consents.

The approvals and consents listed on Schedules 4.15 and 5.5 (but not including approval(s) associated with the Valley Reinsurance Amendment) shall have been received, or deemed received. All applicable waiting periods under any federal or state statute or regulation, including the federal HSR Act, shall have expired or been terminated.

10.4. Delivery of Items at the Closing.

At the Closing, Buyer shall have delivered to Seller each of the items described in Section 3.4.(b)(i) and 3.4.(b)(iii).

10.5. Consent to Buyer's Access to BPO Agreement.

Buyer and any of Buyer's Affiliates that will have access to the CSC systems used to perform the services under the BPO Agreement shall have executed and delivered to CSC the CSC Agreement.

10.6. Execution of Related Agreements.

Buyer shall have executed and delivered, and/or shall have caused its Affiliates to execute and deliver, the Related Agreements to all of the parties thereto.

11. POST-CLOSING COVENANTS

11.1. Further Assurances.

After Closing, Seller and Buyer shall, and Buyer shall cause the Purchased Companies to, cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement, or to aid in the preparation of any regulatory filing, financial statement or Tax Return; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon either Party any material Liability, risk, obligation, loss, cost or expense not contemplated by this Agreement. Buyer shall afford or cause to be afforded to Seller or its Affiliates such access to all books, records and personnel of Buyer or the Purchased Companies as shall be reasonably requested with respect to any claim or assertion of any Loss. "**Loss**" means any losses, liabilities, damages, deficiencies, costs or expenses, penalties and reasonable outside attorneys' fees and disbursements. Without limiting the foregoing, Seller shall promptly, upon reasonable written request by Buyer:

11.1.(a) Execute such instruments as shall be necessary to change signatories or persons with authority over all bank, securities, investment or other accounts or safe deposit boxes of the Purchased Companies to Persons designated by Buyer;

11.1.(b) Provide a list of usernames to all information, computer and telecommunications systems and online business relationships of the Purchased Companies and relating to the services to be provided under the Amended BPO Agreement;

11.1.(c) Execute any clearance certificates or similar document(s) which may be required by any Government Entity in order to relieve Buyer of (i) any obligation to withhold any portion of the Purchase Price and (ii) any liability for Taxes (determined without regard to the provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate; and

11.1.(d) Execute a certificate of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in a form reasonably acceptable to Seller.

11.2. Post-Closing Obligation to Obtain Permits or Approvals.

Following the Closing, Seller and Buyer will, and Buyer will cause the Purchased Companies to, reasonably cooperate in obtaining all necessary additional foreign, federal, state, local and any other approval and/or consents and complying with any notice or filing requirements of any such jurisdiction, as may be reasonably required in connection with the consummation of the transactions contemplated hereby.

11.3. Regulatory Compliance.

Buyer and Seller and their agents, representatives and Affiliates shall, and Buyer shall cause the Purchased Companies to, comply in all material respects with all Laws applicable to their conduct in performing their obligations under this Agreement and the Related Agreements.

11.4. Investment Intent of Buyer.

Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act or any applicable state securities Law regulating the disposition thereof. Buyer agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act or such other state securities Laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

11.5. Use of Names and Brands.

11.5.(a) As soon as is reasonably practicable following the Closing Date, but in no event later than ninety (90) days following the Closing Date, Buyer shall cease to use the name "Unitrin" or any other trade name, trademark, domain name or logo of Unitrin, Unitrin Business Insurance, or otherwise containing the Unitrin name or represent to third parties that it is affiliated with Unitrin, for any purpose whatsoever, including but not limited to uses or representations on policy forms, policy applications and in communications to policyholders.

11.5.(b) Buyer shall cause the Purchased Companies to change their corporate names to names not including the words "Trinity" or "Trinity Universal" as soon as practicable, but in no event later than one-year following the Closing Date, and neither Buyer nor the Purchased Companies nor their Affiliates shall thereafter use such names or words or any variations thereof or any other names or words confusingly similar thereto for any purpose whatsoever, except for the purposes set forth and as provided in the Administrative Services Agreement.

11.5.(c) Buyer and the Purchased Companies may continue to use the trade names and/or logos "UBI," "TRIN-PAC," "TRIN-PAC Commercial," "TRIN-FLEX," "TRIN-SELECT," "TRIN-VIEW," "X-Sell-A-Rate," "Your partner of choice," "Agent connection," "PAC," and "Excellence on the Emerald Isle" in their discretion.

11.5.(d) Any and all fees, costs or other expenses incurred or required as a result of the name changes and cessation of the use of names or logos as provided in Sections 11.5.(a) and 11.5.(b) shall be the sole responsibility of Buyer and/or its Affiliates. Pending such name changes and cessation of the use of names or logos, the Buyer likewise agrees, and shall cause such Purchased Companies to agree, that such names and logos will be used in such manner as not to be disparaging to Unitrin and that the Purchased Companies will not represent that they are affiliated with Unitrin for any purpose whatsoever, including but not limited to uses or representations on policy forms, policy applications, communications to policyholders, or in any trade name, trademark, domain name or logo. In recognition of Unitrin's and Seller's substantial investment in, and the goodwill associated with, the foregoing names and intellectual property rights, Seller and Unitrin reserve the right, in their sole discretion, to require the Buyer and its Affiliates to cease or modify their usages of such names and logos if, at any time, Seller or Unitrin deem such usages to be inconsistent with, or injurious to, the best interests of Seller, Unitrin or their respective Affiliates.

11.6. Maintenance of and Access to Records of Purchased Companies.

For a period of five (5) years following the Closing, and on behalf of the Purchased Companies, Seller and/or its Affiliates shall maintain, and retain custody and control of, the Books and Records of the Purchased Companies that are in the possession or control of Seller and/or its Affiliates at the time of Closing and which Seller does not transfer to Buyer or its Affiliates in connection with the Closing. The Purchased Companies shall own such Books and Records, but both Seller and its Affiliates or their designees, and Buyer and its Affiliates or

their designees, shall have reasonable access to such Books and Records during the time period set forth herein for their respective operational, regulatory compliance, or other business needs, upon reasonable request and during normal business hours.

11.7. Non-Competition.

11.7.(a) General Competing Business. Seller and Buyer hereby covenant and agree that, beginning from the Closing Date and continuing until the second anniversary of the Closing Date, none of the Seller or any of its Affiliates shall, directly or indirectly:

(i) engage in General Competing Business;

(ii) as a partner, member, employee, agent, officer, director, stockholder (except as a holder, for investment purposes only, of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market), equity holder, consultant, independent contractor, or joint venturer of any other Person, or in any other capacity, directly or beneficially: own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or permit the use of its name by, or work for, or provide consulting or financial (not including bona fide indebtedness) assistance to, a Person that engages in General Competing Business; or

(iii) act as a reinsurer (or direct or indirect retrocessionaire for a reinsurer) of any Person that engages in General Competing Business;

provided, however, that nothing in this Section 11.7.(a) shall prohibit Seller or any of its Affiliates from Writing the UBI Policies as provided by the Fronting Authority conferred to ANA under the terms and conditions set forth in the UBI Renewal Rights Agreement.

11.7.(b) Specific Competing Business. Seller and Buyer hereby covenant and agree that, beginning from the Closing Date and continuing until the fourth anniversary of the Closing Date with respect to UBI Business, none of the Seller or any of its Affiliates shall, directly or indirectly:

(i) Write any of the UBI Policies in-force on the Closing Date or solicit any policyholder of the UBI Policies in-force on the Closing Date, unless such policyholder is a policyholder of a company that was not an Affiliate of Unitrin as of the Closing Date;

(ii) solicit or offer employment to any Transferred Employee; provided, however, that nothing in this Section 11.7.(b)(ii) shall prohibit the Seller or its Affiliates from offering employment to or employing any person: (A) who responds to a general solicitation or advertisement that is not specifically directed to the Transferred Employees (and nothing shall prohibit the making of any such solicitation or advertisement); (B) who is referred to the Seller or such Affiliate by search firms, employment agencies or other similar entities, provided,

that such entities have not been instructed by the Seller or such Affiliate to solicit the Transferred Employees; or (C) whose employment has been terminated by Buyer or any of its Affiliates.

provided that nothing in this Section 11.7.(b) shall prohibit Seller or any of its Affiliates from Writing the UBI Policies as provided by the Fronting Authority conferred to ANA under the terms and conditions set forth in the UBI Renewal Rights Agreement.

11.8. Non-UBI Business of Purchased Companies.

Seller and Buyer hereby covenant and agree that, during the period extending from the Closing Date until the fourth anniversary of the Closing Date, Buyer shall not, and shall cause its Affiliates not to, Write the personal lines or other Non-UBI Business (excluding any bond business) of the Purchased Companies that is in-force on the Closing Date or sell, assign, or otherwise transfer the rights, if any, of the Purchased Companies to Write such personal lines or other Non-UBI Business that is in-force on the Closing Date.

12. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1. Survival of Representations, Warranties and Covenants.

12.1.(a) The representations and warranties made by Seller and Buyer, respectively, in Sections 4.9, 4.11, 4.15, 4.16, 4.20, 4.21, 4.22 (other than Section 4.22.(a)(ii)) 4.24, 5.5, 5.7, and 5.8 shall not survive the Closing of the Agreement and all claims for breach of, or indemnification related to, said representations and warranties will be deemed waived upon the Closing. The other representations and warranties made by Seller and Buyer in Article 4 and Article 5 shall survive the Closing as follows, whereupon they shall expire and all claims for breach of, or indemnification related to, said representations and warranties will be deemed waived unless the non-breaching Party notifies in writing the breaching Party of the matters constituting the breach prior to the expiration of the applicable period below:

(i) Indefinitely, in respect of Sections 4.1, 4.2, 4.3, 4.5, 4.19, 5.1, and 5.2;

(ii) for a period equal to thirty (30) days after the expiration of the statute of limitations applicable to the particular claim or cause of action at issue, in respect of Sections 4.17 and 5.4;

(iii) for a period of twenty-four (24) months after the Closing Date, in respect of Sections 4.4, 4.6, 4.10, 4.13, 4.18.(a), 4.22.(a)(ii), and 5.3;

(iv) for a period of twelve (12) months after the Closing Date, in respect of Sections 4.14, 4.18.(b), 4.23, and 5.6; and

(v) for a period of six (6) months, in respect of Sections 4.7, 4.8, 4.12, and 4.25.

12.1.(b) All covenants and agreements contained in this Agreement, that by their express terms are to have effect or be performed after the Closing, shall survive the Closing and will remain in full force and effect thereafter until (i) in the case of all covenants and agreements that have specified terms or periods, until the expiration of the terms or periods specified therein; and (ii) in the case of all other covenants and agreements that do not have specified terms or periods, until the fulfillment thereof.

13. INDEMNIFICATION

13.1. By Seller.

Subject to the terms and conditions of Section 12.1 and this Article 13, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its Affiliates (including the Purchased Companies following the Closing), and their respective directors, officers, shareholders and employees ("**Buyer Group**"), from and against (i) all losses, deficiencies, damages (but excluding all consequential, special, incidental, bad faith or punitive damages), judgments, awards, penalties and settlements; (ii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iii) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement (collectively, "**Claims**") asserted against, resulting to, imposed upon, or incurred by Buyer Group or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (w) the inaccuracy or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement; (x) the breach of any covenant of Seller contained in this Agreement, including without limitation Seller's obligations under Article 8; (y) any liability or obligation of the Non-Purchased Companies and/or other Unitrin Affiliates (other than the Purchased Companies) not expressly assumed by Buyer or any Affiliate of Buyer pursuant to Section 2.5 or the Related Agreements, or (z) any Claim brought by or on behalf of any broker or finder retained, employed or used by Seller in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein.

13.2. By Buyer.

Subject to the terms and conditions of Section 12.1 and this Article 13, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its Affiliates, and their respective directors, officers, shareholders and employees ("**Seller Group**"), from and against all Claims asserted against, resulting to, imposed upon or incurred by Seller Group, directly or indirectly, by reason of or resulting from (i) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; (ii) the breach of any covenant of Buyer contained in this Agreement, including without limitation Buyer's obligations under Article 8; or (iii) any Claim brought by or on behalf of any broker or finder retained, employed or used by Buyer in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein.

13.3. Indemnification of Third-Party Claims.

The following provisions shall apply to any Claim subject to indemnification under Sections 13.1 or 13.2 above which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entity:

13.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "**Indemnified Party**") will give the party from whom indemnification is sought (the "**Indemnifying Party**") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 13, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim without the Indemnifying Party's consent. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

13.3.(b) Failure to Defend. If the Indemnifying Party, within twenty (20) days after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

13.3.(c) Indemnified Party's Rights. Notwithstanding anything in this Article 13 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim and which settlement or compromised Claim could not have an adverse effect on the Buyer, any of the Purchased Companies or the UBI Business.

13.4. Payment.

The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 13, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made in satisfaction or partial satisfaction of an indemnity obligation under this Article 13 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment of a court or arbitrator not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the prime lending rate then being published by money center banks. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise, including without limitation, all costs and expenses of investigating or defending against the third party Claim, which costs and expenses shall include, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses, of investigating, defending or asserting any of the foregoing or of enforcing this Agreement, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

13.5. Time Limitations on Indemnification.

13.5.(a) Time Limitation. No claim or action shall be brought under this Article 13 for breach of (x) a representation or warranty after the lapse of the applicable survival period as set forth in Article 12, (y) a covenant to be performed on or prior to the Closing Date after twenty four (24) months following the Closing Date, or (z) any other covenant after twenty four (24) months following the date it was to be performed. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) Any claim made by a party hereunder by a demand for arbitration in accordance with Article 15 hereof for breach of a representation, warranty or covenant prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

(ii) If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation, warranty or covenant, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a Party's right to make a claim based on the breach of representation or warranty still surviving.

13.6. Coordination with Related Agreements.

The Parties may only assert a Claim for indemnification under Sections 13.1 and 13.2 of this Agreement to the extent such Claim arises under the terms and conditions of this Agreement, and the Parties may not assert under this Agreement any Claim for indemnification that arises under the terms and conditions of another agreement, including, without limitation, the Related Agreements, or to the extent they have or are asserting a similar indemnification Claim under the indemnification provisions of such other agreements; provided, however, that for a period of two (2) years following the Closing, an Indemnified Party may aggregate separate indemnification Claims or losses under this Agreement and one or more of the Related Agreements in order to exceed the indemnification limitations contained in Section 13.8 for purposes of asserting an indemnification Claim under this Agreement; provided, further, and for the avoidance of doubt, in no event shall an Indemnified Party be indemnified under this Agreement for the same Claim or loss or portion thereof that it has already been indemnified for under one or more of the Related Agreements.

13.7. Mitigation of Damages; Cooperation.

Each Indemnified Party shall use its commercially reasonable efforts (as it shall determine in good faith) to mitigate to the extent reasonably practicable the amount of any damages for which it is entitled to seek indemnification hereunder. Each Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any action or claim for which indemnity is sought hereunder.

13.8. Financial Limitations.

13.8.(a) Neither Party shall have the right to seek indemnification under this Agreement from the other Party until losses which would otherwise be indemnifiable by the Indemnifying Party hereunder, or in the aggregate with Claims indemnifiable under the terms and conditions of the Related Agreements pursuant to Section 13.6, exceed Two and a Half Million Dollars ($2,500,000) in the aggregate (the "**Threshold**"), at which time the Party seeking indemnification shall be entitled to seek indemnification under this Agreement for any Claim arising under the terms and conditions of this Agreement up to an amount equal to the lesser of (i) the amount of such Claim, or (ii) the amount by which the Indemnified Party's Claim(s) under this Agreement and/or the Related Agreements exceed Two and a Half Million Dollars ($2,500,000) in the aggregate. Notwithstanding anything contained in this Agreement to the contrary, the aggregate indemnification obligations of any Party for Claims arising under the terms and conditions of this Agreement shall be limited to an amount equal to fifty percent (50%) of the Purchase Price, except as to Claims under Sections 4.1, 4.2, 4.3, 4.6.(d), 4.17, 5.1, 5.2, 5.4, 5.8, 8.2, 13.1(x) (as to the covenants contained in Article 11 only), and 13.1(y). Further notwithstanding anything contained in this Agreement to the contrary, the indemnification limitations contained in this Section 13.8.(a) are not applicable to Claims under Section 4.19 or for the contractual consideration, compensation, ceding commissions, fees, Taxes (under Sections 4.17 or 8.2) or other amounts expressly set forth in and required under this Agreement.

13.8.(b) Except with respect to any Claim as to a breach of Sections 4.1, 4.2, 4.3, 4.6.(d), 4.17, 4.19, 5.1, 5.2, or 8.2, or pursuant to Sections 13.1(x) (as to the covenants contained in Article 11 only), or 13.1(y), in no event will any Party be entitled to indemnification that is less than $100,000 and each such Claim will not be taken into account in determining whether the aggregate amount of Claims exceeds the Threshold.

13.9. Exclusive Remedy.

Each Party agrees that the remedies provided by this Article 13 shall be the sole and exclusive remedy for the subject matter covered by such indemnification and any Claim arising under this Agreement, provided that (i) nothing in this Section 13.9 shall be deemed to limit any Party's right to indemnification to the extent provided under any of the Related Agreements, and (ii) nothing set forth in this Article 13 shall be deemed to prohibit or limit any Party's right at any time on or after the Closing Date to seek legal, injunctive or equitable relief for the failure of any other Party to perform any covenant or agreement contained herein or to seek any other relief based upon fraud.

13.10. Tax Treatment of Indemnification Payments.

Buyer and the Sellers agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law. If the Purchase Price is adjusted pursuant to this Section 13.10, the allocation of Purchase Price pursuant to Sections 3.2, 8.1 and 8.2.(c) shall be adjusted accordingly as reasonably determined by Seller and Buyer in good faith.

14. TERMINATION

14.1. Right of Termination Without Breach.

This Agreement may be terminated without further Liability of any Party at any time prior to the Closing:

14.1.(a) by mutual written agreement of Buyer and Seller, or

14.1.(b) by either Buyer or Seller if the Closing shall not have occurred on or before June 30, 2008, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

14.1.(c) by Buyer or Seller in writing, without Liability (except as provided in 14.2.(c)) if there shall be any order, writ, injunction or decree of any court or Government Entity binding on Buyer or Seller which prohibits or restrains Buyer or Seller from consummating the transactions contemplated hereby or by the Related Agreements, as applicable; provided that Buyer and Seller shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted by the Closing.

14.2. Termination for Breach.

14.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Seller shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Buyer may, by written notice to Seller at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 14.2.(c) hereof.

14.2.(b) Termination by Seller. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Seller, or (ii) there has been a failure of satisfaction of a condition to the obligations of Seller which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Seller may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 14.2.(c) hereof.

14.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 14.2 shall not in any way terminate, limit or restrict the rights and remedies of one Party against the other Party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. The provisions of Article 13 and Article 15 shall be applicable to the redress for any such breach or violation. Subject to the foregoing, the Parties' obligations under Section 16.5 of this Agreement shall survive termination.

15. RESOLUTION OF DISPUTES

15.1. Arbitration.

15.1.(a) Any dispute, controversy or claim arising out of or relating to this Agreement or any Related Agreement, or the breach thereof, shall be finally settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect, including its Procedures for Large, Complex Commercial Disputes, except as specifically otherwise provided in this Agreement or the Related Agreements. This Article 15 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement.

15.1.(b) Arbitration Procedures.

(i) The place of arbitration shall be Dallas, Texas before a single neutral arbitrator, unless any Party's claim exceeds Two Million Dollars ($2,000,000), exclusive of interest and attorneys' fees, in which case the dispute shall be heard and determined by three neutral arbitrators.

(ii) The senior officers of Seller and Buyer shall, for a period of fifteen (15) days after the delivery of a notice of a dispute under this Agreement by one Party to the other, meet and confer and attempt in good faith to agree upon a resolution of such dispute.

(iii) The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances, including examination by deposition of witnesses. Depositions shall be held within thirty (30) days of the making of the request, limited to a maximum of three per Party and no more than six hours duration each. Any dispute regarding discovery shall be determined by the arbitrator(s) and all discovery shall be completed within one hundred and twenty (120) days after the selection of the arbitrator(s).

(iv) The decision of the arbitrator(s) shall be made within nine (9) months of the filing of the notice of intention to arbitrate (demand). The award shall be in writing and shall set forth the reasons for the disposition of any claim, and the arbitrator(s) shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision.

(v) The decision of the arbitrator(s) shall be final, binding, and non-appealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

15.2. Authority of Arbitrator(s).

The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of reasonable attorneys' fees and expenses in such manner as is determined to be appropriate by the arbitrator(s). Notwithstanding the foregoing, the arbitrator(s) shall have no authority to award consequential, exemplary, special, or punitive damages, and any award of attorneys' fees and expenses shall not exceed Two Hundred Thousand Dollars ($200,000).

15.3. Entry of Judgment.

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having personal and subject matter jurisdiction. Buyer and Seller each hereby submit to the personal jurisdiction of the Federal and State courts of Illinois for the purpose of confirming any such award and entering judgment thereon.

15.4. Confidentiality.

All proceedings under this Article 15, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties and by the arbitrator(s).

15.5. Continued Performance.

The fact that the dispute resolution procedures specified in this Article 15 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement or any Related Agreement, and during the pendency of any such procedure all Parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any Party and to the right of setoff provided in Section 13.4 hereof.

15.6. Tolling.

All applicable statutes of limitation shall be tolled while the procedures specified in this Article 15 are pending. The Parties will take such action, if any, required to effectuate such tolling.

16. MISCELLANEOUS

16.1. Disclosure Schedules.

The Disclosure Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedules do not materially conform with the language of such representations and warranties, such inconsistent language shall be disregarded and be of no force or effect.

16.2. Assignment; Parties in Interest.

16.2.(a) Assignment. Except as expressly provided herein, the rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Party, except in the case of Buyer for an assignment of some or all of its rights hereunder (but not including Buyer's obligations under Article 13) to a wholly-owned subsidiary.

16.2.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the Parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

16.3. Law Governing Agreement.

This Agreement shall be construed and interpreted according to the internal laws of the State of New York excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Article 15, the Parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may

be commenced and prosecuted in its entirety in the federal or state courts having jurisdiction over Cook County, Illinois, each party hereby submitting to the personal jurisdiction thereof, and the Parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 16.4 shall be deemed properly served and accepted for all purposes.

16.4. Notice.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a) If to Buyer, to:

AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, NY 10038
Attention: General Counsel
Facsimile: 212-220-7130

(with a copy to)

Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, NY 10023
Attention: Geoffrey Etherington
Facsimile: 212-308-4844

or to such other person or address as Buyer shall furnish to Seller in writing.

(b) If to Seller, to:

Unitrin, Inc.
One East Wacker Drive
Chicago, IL 60601
Attention: Mr. Scott Renwick, Esq.
Facsimile: 312-661-4941

(with a copy to)

Unitrin, Inc.
One East Wacker Drive
Chicago, IL 60601
Attention: Mr. Eric J. Draut

16.7. Waivers and Amendments; Preservation of Remedies.

This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.

16.8. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.9. Headings.

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

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Facsimile: 312-661-4690

or to such other person or address as Seller shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

16.5. Expenses.

16.5.(a) Regardless of whether or not the transactions contemplated hereby are consummated, each of the Parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

16.5.(b) The Parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 15.1 and subject to Section 15.2) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

16.6. Entire Agreement.

This Agreement and the Related Agreements (collectively, the "**Definitive Agreements**") together constitute the final written integrated expression of all of the agreements among the Parties with respect to the subject matter hereof and is a complete and exclusive statement of those terms, and supersede all prior or contemporaneous, written or oral, memoranda, arrangements, contracts and understandings between the Parties relating to the subject matter hereof. Any representations, promises, warranties or statements made by any Party which differ in any way from the terms of the Definitive Agreements shall be given no force or effect. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements or contracts between or among them related in any way to the matters herein contained unless specifically included or referred to in the Definitive Agreements. No addition to or modification of any provision of the Definitive Agreements shall be binding upon either Party unless embodied in a dated written instrument signed by both Parties. The provisions of the Confidentiality and Nondisclosure Agreement signed by the Buyer, or its Affiliate, and Fox-Pitt Kelton Cochran Caronia Waller in connection with the UBI Business shall terminate on the Closing Date except as otherwise provided therein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

TRINITY UNIVERSAL INSURANCE COMPANY

By________________________________

Title______________________________

AMTRUST FINANCIAL SERVICES, INC.

By________________________________

Title______________________________

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

TRINITY UNIVERSAL INSURANCE COMPANY

By_______________________

Title_______________________

AMTRUST FINANCIAL SERVICES, INC.

By_______________________

Title President and CEO

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

TRINITY UNIVERSAL INSURANCE COMPANY

By____________________________
Title___________________________

VALLEY PROPERTY & CASUALTY INSURANCE COMPANY

By____________________________
Title___________________________

VALLEY INSURANCE COMPANY

By____________________________
Title___________________________

AMTRUST NORTH AMERICA, INC.

By [signature]
Title Chairman

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

TRINITY UNIVERSAL INSURANCE COMPANY

By______________________________

Title Chairman of the Board

AMTRUST FINANCIAL SERVICES, INC.

By______________________________

Title______________________________

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

TRINITY UNIVERSAL INSURANCE COMPANY

By_______________
Title Chairman of the Board

VALLEY PROPERTY & CASUALTY INSURANCE COMPANY

By_______________
Title Assistant Vice President

VALLEY INSURANCE COMPANY

By_______________
Title Assistant Vice President

AMTRUST NORTH AMERICA, INC.

By_______________
Title_______________